Exhibit 10.12
CONFIDENTIAL TREATMENT REQUESTED
Revised Execution Version
AMENDED AND RESTATED
COLLABORATION AGREEMENT
BY AND BETWEEN
PSIVIDA, INC. (f/k/a CONTROL DELIVERY SYSTEMS, INC.)
AND
ALIMERA SCIENCES, INC.
DATED AS OF MARCH 14, 2008

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5.8 Options to Licenses in the Collaboration Field	32
5.9 Clinical IP	33
5.10 Section 365(n) of the Bankruptcy Code	33

ARTICLE 6 COSTS & REVENUES – PRE AND POST PROFITABILITY DATE	34
6.1 License Fee	34
6.2 Milestone Payments	34
6.2A Payments on Execution of Amended and Restated Agreement	31
6.2B Certain Alimera Note Payments and Events	32
6.3 Development Costs	35
6.4 Revenues Prior to Profitability Date	35
6.5 Costs and Revenues After the Profitability Date	35
6.6 Revenues from Third Party Agreements	39
6.7 Records; Audits	39

ARTICLE 7 INTELLECTUAL PROPERTY	40
7.1 CDS-Prosecuted Patent Rights	40
7.2 Abandonment	41
7.3 Alimera-Prosecuted Patent Rights	42
7.4 Information Disclosure; Cooperation	42
7.5 Employees and Sublicensees Assignment of Inventions	43
7.6 Infringement	43
7.7 Marking	46
7.8 Trademarks	46
7.9 UKRF Licenses and B&L Agreement	47

ARTICLE 8 CONFIDENTIALITY	47
8.1 Confidentiality	47
8.2 Disclosure	48
8.3 Disclosure of Agreement	44
8.4 Disclosure of Product Achievements	44

ARTICLE 9 REPRESENTATIONS AND WARRANTIES	49
9.1 Representations and Warranties of CDS	49
9.2 Representations and Warranties of Alimera	50

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9.3 Warranty Disclaimer	51
9.4 Limited Liability	51

ARTICLE 10 INDEMNITY	51
10.1 Cross Indemnity	51
10.2 Limitation on Indemnity Obligations	52
10.3 Procedure	52
10.4 Insurance	53
10.5 Product Liability Claims	53

ARTICLE 11 TERM AND TERMINATION	54
11.1 Term	54
11.2 Termination for Default by Either Party	54
11.3 Intentionally omitted.	54
11.4 Intentionally omitted.	54
11.5 Termination for Abandonment	55
11.6 Effect of Expiration or Termination of the Agreement	56
11.7 Survival of Provisions Upon Expiration or Termination	56

ARTICLE 12 MISCELLANEOUS	56
12.1 Interpretation.	56
12.2 Assignment	57
12.3 Severability	57
12.4 Notices	57
12.5 Governing Law and Venue	58
12.6 Compliance with Applicable Laws	59
12.7 Dispute Resolution	59
12.8 Intentionally omitted	54
12.9 Entire Agreement	60
12.10 Headings	60
12.11 Independent Contractors	60
12.12 Waiver	60
12.13 Counterparts	61

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CONFIDENTIAL TREATMENT REQUESTED
AMENDED AND RESTATED COLLABORATION AGREEMENT
THIS AMENDED AND RESTATED COLLABORATION AGREEMENT (the “Agreement”) dated as of March 14, 2008 (the “Amendment Effective Date”), is made by and between PSIVIDA, INC. (f/k/a CONTROL DELIVERY SYSTEMS, INC.), a corporation organized and existing under the laws of the State of Delaware having its offices at 400 Pleasant St., Watertown, Massachusetts 02472 (“CDS”), and ALIMERA SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware having its offices at 6120 Windward Parkway, Alpharetta, GA 30005 (“Alimera”). CDS and Alimera are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
R E C I T A L S
     WHEREAS, CDS designs and develops innovative ophthalmic drug delivery products; and
     WHEREAS, Alimera develops and commercializes ophthalmic drug products; and
     WHEREAS, the Parties were interested in collaborating with one another and jointly funding the development, and sharing Net Profits from the sale, of novel products for treating eye diseases in humans, including a product for the treatment of diabetic macular edema using a corticosteroid; and
     WHEREAS, CDS was willing to grant Alimera a license to certain of its proprietary technology and know-how relating to developing products for treating eye diseases; and
     WHEREAS, the Parties entered into such a collaboration and licensing relationship upon the terms and conditions set forth in the Collaboration Agreement by and between Control Delivery Systems, Inc. and Alimera Sciences, Inc. (the “Original Agreement”) dated as of February 11, 2005 (the “Effective Date”), as amended by Amendment No. 1 dated February 23, 2005 and Amendment No. 2 dated May 11, 2005; and
     WHEREAS, CDS and Alimera desire to enter into this Agreement to amend and restate the Original Agreement (as amended prior to the Amendment Effective Date) as of the Amendment Effective Date as set forth herein;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below, whether used in their singular or plural form:
     1.1 “Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it directly or indirectly owns or

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controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.
     1.1A “Alimera Development Activities” shall mean (a) for activities conducted prior to the Amendment Effective Date, Alimera’s development activities conducted as set forth in the Development Plan (as defined in the Original Agreement) and (b) for activities conducted on and after the Amendment Effective Date, all Alimera development activities related to this Agreement.
     1.2 “Alimera Improvements” shall mean any and all Improvements created, conceived or reduced to practice by Alimera, or its Affiliates, agents, subcontractors or sublicensees, alone or with others, or by Third Parties acting on their behalf, that are (a) Improvements covered by or derived from practice of the CDS Technology, and/or (b) Improvements covered by or derived from the practice of the Improvements set forth in clause (a); provided, however, that Alimera Improvements shall not include any Improvement that meets each of the following: (x) is related specifically to an active ingredient provided by Alimera and used in the Products, (y) can be practiced without infringing any CDS Existing Patent Rights and any Patent Rights included within CDS Improvements, or without utilizing any CDS Know-How, and (z) does not fall within the definition of the CDS Core Technology.
     1.3 “Alimera Know-How” shall mean Know-How Controlled by Alimera.
     1.3A “Alimera Note” shall have the meaning set forth in Section 6.2A.
     1.4 “Alimera Patent Costs” shall mean fees and costs associated with filing, prosecution and maintenance of the Alimera-Prosecuted Patent Rights, as defined in Section 7.3, in the Territory.
     1.4A “AMD” means age-related macular degeneration.
     1.4B “Amendment Effective Date” shall have the meaning set forth in the preamble.
     1.5 “Approval” shall mean the approvals from applicable regulatory authorities in any country or region required to lawfully market a Product in such country or region, including, but not limited to, approval of an NDA. The term “Approved” shall mean the receipt of Approval.
     1.6 “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.
     1.7 “B&L” shall mean Bausch & Lomb Incorporated.
     1.8 “B&L Agreement” shall mean the Amended and Restated License Agreement between CDS and B&L dated as of December 9, 2003 as in existence and effect on the Effective Date, a full and complete copy of which has been provided to Alimera.

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     1.9 “Business Day” shall mean each day of the week excluding Saturday, Sunday and U.S. federal holidays.
     1.10 “CDS Core Technology” shall mean (a) any drug delivery device, or component thereof, for ophthalmic use that includes a core containing one or more drugs, and (b) any method or process for using a device described in clause (a).
     1.10A “CDS Development Activities” shall mean (a) for activities conducted prior to the Amendment Effective Date, CDS’ development activities conducted as set forth in the Development Plan (as defined in the Original Agreement) and (b) for activities conducted on and after the Amendment Effective Date, CDS’ development activities conducted to the extent specifically set forth in Section 3.1.2 herein.
     1.11 “CDS Existing Patent Rights” shall mean (a) the United States and foreign patents and patent applications listed in Exhibit 1.11A, (b) any Patent Rights arising from those patents and patent applications during the Term, and (c) any other patents or patent applications Controlled by CDS as of the Effective Date, a Valid Claim of which, absent the licenses granted by CDS to Alimera under Section 5.1, would be infringed by the making, having made, using, selling, offering to sell or importing of a Product in the Collaboration Field by Alimera or its subcontractors or sublicensees as permitted under this Agreement; provided, however, that CDS Existing Patent Rights shall in no event include the patents and patent applications listed in Exhibit 1.11B or any Patent Rights arising from those patents or patent applications.
     1.12 “CDS Improvements” shall mean any and all Improvements created, conceived or reduced to practice by CDS, or its Affiliates, agents, or sublicensees, alone or with others or by Third Parties acting on their behalf, during the course of CDS Development Activities, that are (a) Improvements covered by or derived from practice of the CDS Technology, and/or (b) Improvements covered by or derived from the practice of the Improvements set forth in clause (a); provided, however, that CDS Improvements shall not include any Improvement that is an Alimera Improvement.
     1.13 “CDS Know-How” shall mean Know-How Controlled by CDS that is required for development and Commercialization of a Product.
     1.14 “CDS Net Income” or “CDS Net Losses” shall mean, for the first calendar quarter after the CDS Profitability Date and for any calendar quarter thereafter, Net Sales by CDS, and/or CDS Sublicense Revenue actually received by CDS, for a Product in that calendar quarter minus the CDS Product Costs for such Product in that calendar quarter; provided that in the event any portions of the CDS Product Costs are already included in arriving at CDS Sublicense Revenue, such portions of the CDS Product Costs shall be excluded from the above calculation to determine the CDS Net Income or CDS Net Losses. To the extent Net Sales and/or CDS Sublicense Revenue actually received by CDS exceed the CDS Product Costs for the relevant calendar quarter, such amount of difference shall be deemed “CDS Net Income,” and to the extent CDS Product Costs exceed Net Sales and/or CDS Sublicense Revenue actually received by CDS for the relevant calendar quarter, the amount of such difference shall be deemed “CDS Net Losses.” For clarification, with respect to calculating CDS Net Income for any unit of

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Product, the Manufacturing Cost incurred to manufacture such unit shall be deemed to be incurred in that country and quarter in which such unit is sold.
     1.15 “CDS Patent Costs” shall mean fees and costs associated with filing, prosecution and maintenance of the CDS-Prosecuted Patent Rights, as defined in Section 7.1.2, in the countries listed on Exhibit 1.15.
     1.16 “CDS Patent Rights” shall mean CDS Existing Patent Rights and CDS’ interest in any Patent Rights included within Alimera Improvements and CDS Improvements.
     1.17 “CDS Product Costs” shall mean, with respect to a Product, all costs CDS incurred for developing and Commercializing such Product, including, without limitation, the following costs: (a) all Direct Development Costs incurred by CDS during the Term of this Agreement, (b) each of the following to the extent paid by CDS to Alimera pursuant to this Agreement: all Development Payments, Compounded Development Payments, Determined Disputed Costs and Compounded Disputed Payments (as all defined in the Original Agreement), (c) each of the following, if any, owed by Alimera to CDS to the extent not already paid by Alimera: any Compounded Development Payments and Compounded Disputed Payments (as both defined in the Original Agreement), plus any interest on such unpaid amount that has accrued in accordance with the terms of this Agreement after termination of either this entire Agreement or this Agreement with respect to a Product, as applicable, (d) each of the following to the extent not already included in Direct Development Costs or reimbursed by Alimera: CDS Patent Costs, UKRF Costs and insurance premiums paid by CDS to maintain insurance required by Section 10.4, as compounded, if applicable, pursuant to Section 4.4, and (e) any other costs incurred by CDS for developing and Commercializing such Product.
     1.18 “CDS Profitability Date” shall mean, with respect to a Product, the first day of the first calendar quarter in which the aggregate of Net Sales by CDS, and CDS Sublicense Revenue actually received by CDS, of such Product for all preceding calendar quarters and the current calendar quarter exceeds the CDS Product Costs during all preceding calendar quarters and the current calendar quarter; provided that in the event that any portions of the CDS Product Costs are already included in arriving at the CDS Sublicense Revenue, such portions of the costs shall be excluded from the above calculation to determine the CDS Profitability Date. For clarification, all preceding calendar quarters include the Term of this Agreement and for any applicable periods thereafter.
     1.19 “CDS Sublicense Revenue” shall mean any form of consideration (excluding any amounts paid for equity securities of CDS other than amounts that exceed the fair market value of such securities) in connection with a sublicense agreement that CDS enters into with a Third Party to sell or otherwise transfer some or all of CDS’ rights to a Product, including, but not limited to, marketing rights and/or distribution rights, provided that (1) the fair market value of such securities shall be determined by mutual agreement of both Parties, and (2) in the event that the Parties fail to reach such mutual agreement, the matter shall be resolved by arbitration in accordance with Section 12.7.2 herein.
     1.20 “CDS Technology” shall mean CDS Patent Rights, CDS Know-How and CDS’ interest in Alimera Improvements and CDS Improvements.

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     1.21 “Change of Control” shall mean, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity financing in which a Party issues new shares of its capital stock, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets related to the Collaboration Field.
     1.22 “Clinical IP” shall mean (a) all preclinical and clinical protocols, studies, data, results, study-related forms, materials and reports (e.g., investigator brochures, informed consent forms, data safety monitoring board related documents, patient recruitment related materials, biocompatibility studies, animal studies, safety studies, and chemistry, manufacturing and control data) resulting from any preclinical or clinical study or trial of any Product in the Collaboration Field that is conducted by or under the direction of Alimera or CDS, or their Permitted Subcontractors or sublicensees, pursuant to this Agreement, and any audit of any such preclinical or clinical study or trial, and (b) all INDs, NDAs, any unfiled applications, components or materials normally associated with an IND or NDA, regulatory filings or applications comparable to INDs or NDAs in any foreign jurisdictions, and other regulatory applications and Approvals regarding any Product in the Collaboration Field that are prepared or submitted by or under the direction of Alimera or CDS, or their Permitted Subcontractors or sublicensees, pursuant to this Agreement; provided, however, that Clinical IP shall not include any Pre-Existing Clinical IP.
     1.23 “Clinical Supply Requirements” shall mean, with respect to each Product, the quantities of such Product that are required for the conduct of preclinical studies and clinical trials required to procure data necessary for the acceptance of filing of an NDA for the Product, pursuant to the Development Activities. For the avoidance of doubt, supplies for Non-NDA Trials are excluded from the definition of Clinical Supply Requirements.
     1.24 “CODRUG™”  shall mean a compound or a pharmaceutically acceptable salt thereof comprising one constituent moiety covalently or ionically associated with at least one other constituent moiety, wherein each moiety, in its separate form (i.e., in the absence of the association), is a therapeutically or pharmacologically active agent or a prodrug or pharmaceutically acceptable salt of such an agent.  The covalent association between said moieties can be either direct or indirect through a linker.  Examples of covalent association include without limitation ester, amide, carbamate, carbonate, cyclic ketal, thioester, thioamide, thiocarbamate, thiocarbonate, xanthate, and phosphate ester bonds.  Each constituent moiety of a CODRUG™ compound can be the same as or different from the other constituent moiety.  Upon cleavage of the covalent or ionic association, the individual constituent moieties are reconstituted

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as the therapeutically or pharmacologically active forms of the same moieties prior to conjugation.
     1.25 “Collaboration Field” shall mean the treatment and prevention of eye diseases in humans; provided, however, that the treatment and prevention of [*] is excluded from the Collaboration Field.
     1.26 “Commercial Supply Requirements” shall mean, with respect to each Product, quantities of such Product that are required to fulfill requirements for commercial sales, Product sampling, and Non-NDA Trials, in the Collaboration Field in the Territory.
     1.27 “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, Detailing, distributing, importing, offering for sale, having sold and/or selling a product, including, but not limited to, sampling, and conducting Non-NDA Trials.
     1.28 “Commercialization Budget” shall have the meaning set forth in Section 4.2 hereof.
     1.29 “Commercially Reasonable Efforts” shall mean efforts and resources that parties in the pharmaceutical industry would consider normal to use for a compound or product owned by a party in that industry or to which that party has rights, which is of similar market potential at a similar stage in its development or product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. In determining Commercially Reasonable Efforts with respect to a particular Product, a Party may not consider any other product(s) owned or licensed by it.
     1.30 Intentionally omitted.
     1.31 “Confidential Information” shall have the meaning set forth in Section 8.1 hereof.
     1.32 “Control” or “Controlled by” shall mean, in the context of a license to or ownership of intellectual property, possession of the ability on the part of a Party to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.
     1.33 “Detail” shall mean a face-to-face meeting (including a live video presentation) with one or more healthcare professionals with prescribing authority during which scientific and/or medical information about the Product is discussed. Detailing does not include merely a

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reminder or a promotional sample drop. When used as a verb, the term “Detailing” shall mean to engage in the activity of a Detail.
     1.33A “Development Activities” shall mean the Alimera Development Activities and CDS Development Activities.
     1.34     Intentionally omitted.
     1.35     Intentionally omitted.
     1.36   “Direct Commercialization Costs” shall mean only the following costs incurred, on a cash basis, by Alimera for Commercializing a Product in accordance with this Agreement and pursuant to the Commercialization Budget:
          (a) Direct Costs of marketing activities for the Product, including pre-launch, launch, advertising, packaging, activities necessary for seeking and maintaining pricing and reimbursement approvals from Third Party payors, literature, lectures, training (including wet labs for training healthcare professionals) and sales promotion;
          (b) [*]
          (c) Direct Costs associated with maintaining Approvals for the Product;
          (d) Direct Costs of package development and package maintenance for the Product;
          (e) Selling Expenses for the Product;
          (f) Manufacturing Costs to satisfy Commercial Supply Requirements for the Product;
          (g) Direct Costs of distribution of the Product other than the costs specified in Section 1.60(d);
          (h) Royalties, milestones and other fees paid by Alimera under Third Party license(s) [*] that are at arms’ length to the extent they relate to the Product, to the extent such licenses are necessary for Alimera to make, have made, use, offer to sell, sell, and import the Product without infringing patents of such Third Parties, including without limitation as provided for in Section 7.6.4;
          (i) Direct Costs of selection, filing, prosecution and maintenance of trademarks used solely for the Product (or an appropriate allocation in the case of any trademarks used for the Product and other products);

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          (j) Direct Costs of Medical Advisory Services for the Product;
          (k) Recall expenses that are Direct Commercialization Costs as set forth in Section 4.6;
          (l) Product Liability Losses that are Direct Commercialization Costs as set forth in Section 10.5;
          (m) Insurance premiums paid by Alimera for the insurance required by Section 10.4 to the extent such insurance relates to Commercialization of the Product (i.e., if insurance covers risks other than risks related to Commercialization of the Product, then only an appropriate portion of such premiums shall be included); and
          (n) Taxes, duties, tariffs and other governmental charges (excluding taxes on income) associated with manufacture and distribution of the Product, to the extent not deducted from Net Sales pursuant to Section 1.60(c).
Notwithstanding any other provisions in this Agreement, Direct Commercialization Costs shall include only the costs of labor for those individuals who spent greater than fifty percent (50%) of their time on activities within the Commercialization Budget during any calendar month (the “Majority Time Individuals”), and such costs shall be determined according to the amount of the Majority Time Individuals’ time actually spent on such Commercialization activities, provided that, if the Commercialization activity is Detailing, then such costs for the Majority Time Individuals shall be determined in accordance with Section 1.81. In the event there is more than one Product on the market at any given time, Direct Commercialization Costs attributable to more than one Product shall be allocated to each Product as appropriate; provided, however, that in no event shall any Direct Commercialization Costs be accounted for more than once. Notwithstanding the foregoing, in the event that a person devotes time to both activities under the Commercialization Budget and Development Activities, the time spent shall be aggregated in determining whether such person meets the fifty percent (50%) threshold set forth in this definition and in the definition of Direct Development Costs, and the person’s time shall be allocated accordingly between development and Commercialization. Notwithstanding anything else herein, no Direct Development Costs may be categorized as Direct Commercialization Costs.
     1.37 “Direct Costs” shall mean, on a cash basis, the costs of labor (including only salaries, wages and current period employee benefits (but specifically excluding expenses associated with stock options or other equity-based or deferred compensation)), raw materials, supplies, services, fees, and other resources, directly and exclusively consumed or used in the conduct of the applicable activity; provided, however, that the following costs shall not be deemed Direct Costs: (i) corporate overhead expenses, including, but not limited to, general administration, business development, travel, entertainment, executive management, facilities, finance, information system and data management services, investor relations, human resources, legal, payroll, purchasing, and corporate supervisory services; (ii) amortization and depreciation

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expenses, interest expenses, taxes, extraordinary or nonrecurring losses customarily deducted by a Party in calculating and reporting consolidated net income, capital expenditures (including, but not limited to, purchases of facilities, property or equipment), and inventory write-offs (to the extent not attributable to a Product); (iii) consulting (including legal) fees unless specifically set forth in a mutually approved budget; and (iv) payments made to any related party or Affiliates in excess of an arm’s length charge for the relevant product or service.
     1.38 “Direct Development Costs” shall mean the following costs incurred, on a cash basis, by either Party for developing a Product:
          (a) Direct Costs for Development Activities for the Product, incurred, on a cash basis, by a Party or paid by a Party to Permitted Subcontractors, including, but not limited to, research, formulation development and testing, clinical development activities, data management, toxicology, and planning and execution of clinical trials required to procure data necessary for the acceptance of filing of an NDA;
          (b) Manufacturing Costs to satisfy Clinical Supply Requirements;
          (c) Direct Costs for regulatory filings pursuant to the Development Activities (specifically excluding any filing related to Non-NDA Trials) for the Product;
          (d) Insurance premiums paid by either Party for commercial insurance to the extent such insurance relates to Development Activities in accordance with Section 10.4 hereof (i.e., if insurance covers risks other than risks related to development of the Product, then only an appropriate portion of such premiums shall be included);
          (e) CDS Patent Costs paid from the Effective Date up to the first Product Profitability Date that are not otherwise reimbursed by a Third Party; provided, however, that CDS Patent Costs in excess of [*] in any calendar year shall not be included as Direct Development Costs;
          (f) Direct Costs of the activities conducted under Section 3.11, including, but not limited to, technology transfer assistance from CDS to Alimera to enable Alimera to manufacture the Product for Commercialization;
          (g) Direct Costs for capital expenditures to the extent attributable to the Product and part of Development Activities; and
          (h) Other Direct Costs as mutually agreed upon by the Parties.
Notwithstanding any other provisions in this Agreement, Direct Development Costs shall (1) with the exception of (e) and (f) above, include only Direct Costs incurred, on a cash basis, in connection with activities conducted to procure data necessary for the acceptance of filing of an NDA for the Product; and (2) include only the costs of labor for those individuals who spent

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greater than fifty percent (50%) of their time on Development Activities during any calendar month, and such costs shall be determined according to the percentage of the individuals’ time actually spent on such development activities; and (3) not include any Commercialization costs. Notwithstanding the foregoing, in the event that a person devotes time to both activities under the Commercialization Budget and Development Activities, the time spent shall be aggregated in determining whether such person meets the fifty percent (50%) threshold set forth in this definition and in the definition of Direct Commercialization Costs, and the person’s time shall be allocated accordingly between development and Commercialization.
     1.39 “DME” shall mean diabetic macular edema.
     1.40 “Effective Date” shall have the meaning set forth in the recitals.
     1.41 “Earnest Money Loan” shall mean the aggregate of the loan under the Secured Promissory Notes from CDS to Alimera dated October 19, 2004, November 18, 2004 and December 22, 2004.
     1.42 “Excluded Product” shall mean a [*] that generally conforms to the drawings and specifications (and any prior iterations thereof in whole or in part) shown in Exhibit 1.42.
     1.43 “FDA” shall mean the United States Food and Drug Administration or any successor agency with responsibilities comparable to those of the United States Food and Drug Administration.
     1.43A “Fifty/Fifty Amendments” shall mean both of the following amendments:
          (1) In the first sentence of Section 6.5.1, the words “Alimera and CDS shall be entitled to eighty percent (80%) and twenty percent (20%), respectively,” shall be deleted and the words “each Party shall be entitled to fifty percent (50%)” shall be substituted in their place.
          (2) In Section 6.6, the words “twenty percent (20%)” shall be deleted and the words “fifty percent (50%)” shall be substituted in their place, and the words “thirty-three percent (33%)” shall be deleted and the words “fifty percent (50%)” shall be substituted in their place.
     1.44 “First Commercial Sale” shall mean, with respect to each Product, the first sale for use or consumption by the general public of such Product in a country after required Approval has been granted by the applicable regulatory authority of such country.
     1.45 “First Product” shall have the meaning set forth in Section 1.77 hereof.
     1.46 “GAAP” shall mean the current United States generally accepted accounting principles, consistently applied.

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     1.47 “Gross Sales” shall mean, for any period, on a cash basis (a) for any arm’s length transaction in which Products are sold separately by Alimera or its Affiliates to a Third Party, the gross invoice price for Products in such transactions, and (b) for all other transactions (i.e., other than those described in subsection (a)) in which Products are sold, used or otherwise disposed of by Alimera or its Affiliates (including in barter or similar transactions, or transactions that are not at arm’s length to a Third Party, or transactions in which Products are not sold separately, but not including the provision of Products intended for use solely as samples), the total imputed sales price for Products in such transactions, using as the imputed sales price the weighted average gross invoice price for Products under subsection (a) during the preceding calendar quarter or, if there have been no Gross Sales under subsection (a) in the preceding quarter, using a reasonable imputed price to be determined at the time by the parties. For purposes of this Section 1.47, “sold separately” shall mean sold, solely for monetary consideration, on a stand-alone basis (i.e., with a selling price independent of any other product) for not less than arm’s length value.
     1.48 “Improvements” shall mean any and all Inventions, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable and all Patent Rights and other intellectual property rights in any of the foregoing.
     1.49 “IND” shall mean the Investigational New Drug Application filed with FDA or a similar application filed with an applicable regulatory authority outside of the United States.
     1.50 “Invention” shall mean ideas, information, Know-How, data, research results, writings, inventions, discoveries, modifications, improvements and other technology (including, but not limited to, any proprietary biological or other materials, compounds or reagents and computer software), whether or not patentable or copyrightable.
     1.51 Intentionally omitted.
     1.52 “Know-How” shall mean unpatented information, whether or not patentable, including, but not limited to, technical information, processes, formulae, trade secrets, materials, designs, drawings and data.
     1.53 “Majority Time Individuals” shall have the meaning set forth in Section 1.36.
     1.54 “Manufacturing Costs” shall mean:
     (A) with respect to Product manufactured by a Third Party, a Party’s cost of procuring such Product on an arms’ length basis; or

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     (B) with respect to Product manufactured by a Party or one of its Affiliates, (1) Direct Costs incurred, on a cash basis, by such Party or one of its Affiliates to manufacture such Product, including Direct Costs of purchasing, inspection, quality assurance, quality control, storage, scrap and training, and (2) a portion of depreciation, amortization, interest expense, utilities, rent, maintenance and repairs, insurance and other manufacturing overhead (the “Manufacturing Overhead”) allocable to Product as determined by the following formula: the Manufacturing Overhead multiplied by a fraction, the numerator of which is the number of direct labor hours of individuals who spent time on the production of Product at a plant at which Product is manufactured, and the denominator of which is the number of direct labor hours devoted to the production of all products at such plant when the plant is operating at full capacity, provided that Manufacturing Costs shall exclude costs associated with excess capacity, selling costs (including, without limitation, marketing, advertising, salaries and commissions), corporate overhead, costs that are otherwise attributed as Direct Development Costs or Direct Commercialization Costs under this Agreement, royalties (earned or paid up) and other amounts payable to Third Parties under any license taken by a Party in connection with the manufacture of the Product, and all amounts spent on research and development;
provided, however, that any amount determined pursuant to clause (B) shall not exceed the amount that a qualified Third Party manufacturer would charge for supplying comparable quantities of the relevant Product in a timely manner on reasonable and customary terms and conditions.
     1.55 “Medical Advisory Services” shall mean those health care professionals employed or engaged by a Party with sufficient medical or other pertinent health care experience to engage in in-depth dialogues with physicians regarding medical issues associated with a Product.
     1.55A “Medidur FA” shall mean the product being developed as of the Amendment Effective Date under IND #72056.
     1.56 “Milestone Payments” shall have the meaning set forth in Section 6.2 hereof.
     1.57 “NDA” shall mean a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for a Product, or any comparable application filed with and accepted by the regulatory authorities of a country other than the United States, including, where applicable, any applications for governmental pricing and marketing approval.
     1.58 “Net Profits” or “Net Losses” shall mean, for a particular calendar quarter, the Net Sales for a Product in a country minus the Direct Commercialization Costs for such Product in that country. For the avoidance of doubt, Net Profits shall be calculated on a Product-by-Product and calendar quarter-by-quarter basis. To the extent Net Sales exceed Direct

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Commercialization Costs for the relevant calendar quarter, such amount of difference shall be deemed “Net Profits,” and to the extent Direct Commercialization Costs exceed Net Sales for the relevant calendar quarter, such amount of difference shall be deemed “Net Losses.” For clarification, with respect to calculating Net Profits or Net Losses for any unit of Product, the Manufacturing Cost incurred to manufacture such unit shall be deemed to be incurred in the country and quarter in which such unit is sold.
     1.59 “Net Profits Payment” shall have the meaning set forth in Section 6.5.1(b) hereof.
     1.60 “Net Sales” shall mean, with regard to a Product, on a cash basis, for any period, Gross Sales less the following reasonable and customary deductions:
          (a) normal and customary trade, cash and other discounts, allowances and credits allowed and actually taken directly with respect to sales of the Product;
          (b) credits or allowances actually granted for damaged goods or returns or rejections of the Product;
          (c) taxes or other governmental charges imposed directly on the sales of Products, including value added taxes or other similar governmental charges, but not including any tax levied with respect to income;
          (d) freight, postage, shipping, and insurance charges; and
          (e) charge back payments and government rebates allowed and taken.
     1.61 “Non-NDA Trial” shall mean any clinical trial, or part of a clinical trial, of a Product that is not designed or required to procure data necessary for the acceptance of filing of an NDA. Non-NDA Trials may be conducted before or after the filing of an NDA, before Approval or at any time after Approval. Non-NDA Trials shall specifically not include (that is, costs associated with such trials may be deemed Direct Development Costs) any (i) clinical trials designed to obtain favorable labeling at the time of initial Approval, (ii) post-Approval or post-marketing trials required by the FDA or other regulatory authority in granting a conditional Approval, or (iii) trials required to obtain Approval for pediatric use of a Product, whether such trials are prior or subsequent to the filing of an NDA or Approval.
     1.62 Intentionally omitted.
     1.63 “Option Compound” shall mean a compound, other than a compound that is a corticosteroid, that (i) Alimera has a right to use and (ii) is selected by Alimera under an Alimera Compound Option set forth in Section 5.8; provided, however, that Option Compound shall not include any compound that is included in a license or option by CDS to a Third Party, or is

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included in a term sheet with a Third Party, as of the date on which Alimera notifies CDS under Section 5.8 that Alimera wishes to exercise an Alimera Compound Option with regard to such compound. For the avoidance of doubt, a “compound,” as used herein, shall be a specific compound and shall not be a category or class of compounds.
     1.64 “Option Product” shall mean (i) a product that meets the definition of “Product” in Section 1.77, except that the term “Option Compound” shall be substituted in place of “corticosteroid,” and (ii) clause (B)(2) and the third sentence of Section 1.77 shall be omitted.
     1.65 “Option Term” shall mean the period commencing on the Effective Date and expiring on the earliest of (i) [*] months after the Effective Date; (ii) the date on which [*]; and (iii) Alimera’s exercise of all [*] Alimera Compound Options under Section 5.8.
     1.65A “Original Agreement” shall have the meaning set forth in the recitals.
     1.66 Intentionally omitted.
     1.67 “Party” shall mean CDS or Alimera.
     1.68 “Patent Rights” shall mean any United States or foreign patent or patent applications, any patents issuing from such patent applications, and any continuations, continuations-in-part to the extent specifically directed to subject matter specifically described in such patent applications, divisionals, renewals, reexaminations, reissues, extensions or provisional applications of any of the foregoing and any corresponding patent, patent application, utility model, inventor certificate, registration or the like in any country of the world with respect to the foregoing.
     1.69 “Permitted Subcontractor” shall mean a Third Party or an Affiliate that has been awarded a subcontract with one Party in accordance with Section 3.7 hereof.
     1.70 “Phase I Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(a), as may be amended from time to time, or any foreign equivalent thereto.
     1.71 Intentionally omitted.
     1.72 “Phase II Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any foreign equivalent thereto.
     1.73 “Phase III Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto.

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     1.74 “Pre-Existing Clinical IP” shall mean [*].
     1.75 “Primary Contact Person” shall have the meaning set forth in Section 3.4.
     1.76 “Prime” shall have the meaning set forth in Section 6.5.1(b).
     1.77 “Product” shall mean a drug delivery device that meets all of the following criteria: (A) it has a core within a polymer layer that contains a drug in a form other than a CODRUG™ and no other active ingredient, where the core does not include a CODRUG™, (B) it is Approved or designed to be Approved (1) to deliver a corticosteroid and no other active ingredient by implantation, injection, or other direct delivery method to the posterior portion of the eye, or (2) to treat DME by delivering a compound or formulation by implantation, injection, or other direct delivery method other than through an incision smaller than that required for a 25 gauge needle, (C) it does not fall under the definition of Excluded Product, and (D) it is Approved or designed to be Approved for a particular indication in a particular country. For clarification, eye drops or other topical administration and tablets or other oral administration shall not be deemed to be direct delivery to the posterior portion of the eye. For example, “Product” shall specifically include a drug delivery device that meets all of the following criteria (such product sometimes referred to as the “First Product”): (1) consists of [*]; (2) is Approved or designed to be Approved to be administered [*]; (3) is Approved or designed to be Approved [*]; and (4) is Approved or designed to be Approved for a particular indication in a particular country. For clarification, with regard to the same drug delivery device described above, each indication in each country shall be a separate Product. By way of non-limiting examples, with regard to a particular drug delivery device X, (i) X for DME and X for age-related macular degeneration shall be two different Products, and (ii) X for DME in the United States and X for DME in Japan shall be two different Products. The Parties acknowledge that Medidur FA is a First Product.
     1.78 “Profitability Date” shall mean, with respect to each Product, the first day of the first calendar quarter in which Net Profits are realized for such Product.
     1.79 “Recall” shall mean any recall of a product or any related actions (e.g., market withdrawal and stock recovery). For avoidance of doubt, Recall includes recall of product packaging.
     1.80 “Right of Access to Clinical IP” shall mean the right to reference, cross-reference, review, have access to, incorporate and use Clinical IP in any regulatory applications or filings, any patent filings, or for any research or development purpose.

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     1.81 “Selling Expenses” shall mean Direct Costs incurred, on a cash basis, by Alimera for the sales force who are employees of Alimera or its Affiliates, all only pursuant to the Commercialization Budget; provided, however, that if a portion of time of Alimera Majority Time Individuals involved in Detailing Products is devoted to Detailing products other than Products, then only the following percentages of the Alimera Majority Time Individuals’ time spent in Detailing shall be Direct Commercialization Costs:
          (a) [*] if the Product is carried in the sole Detail position, in which the Product is the only product presented during a Detail and the key Product attributes are verbally presented in a presentation delivered during the Detail by Alimera’s or its Affiliates’ sales representative;
          (b) [*] if the Product is carried in the primary Detail position, in which key Product attributes are verbally presented in the first position during a Detail, where the Product is given primary emphasis (i.e., an emphasis that is more important than the emphasis given to any other product presented), and where no more than three products are presented during such Detail;
          (c) [*] if the Product is carried in the secondary Detail position, in which key Product attributes are presented in the second position during a Detail, where the Product is given significant but not primary emphasis, and where no more than three products are presented during such Detail;
          (d) [*] if the Product is carried in the tertiary Detail position, in which key Product attributes are presented in the third position during a Detail, where the Product is given some emphasis, and where three products are presented during such Detail;
provided that (1) if more than one Product is the subject of a Detail, the foregoing percentages shall be cumulative, not to exceed 100% (e.g., if one Product is carried in the primary Detail position and another Product is carried in the secondary Detail position, then [*] of the sales force time shall be a Direct Commercialization Cost with respect to the first Product and [*] shall be a Direct Commercialization Cost with respect to the second Product), and (2) if there are more than three products presented in a Detail, the percentages specified in (b)-(d) above shall be multiplied by a fraction, the numerator of which is three and the denominator of which is the number of products presented in that Detail (e.g., if a Product is carried in the secondary Detail position and there are four products presented during such Detail, then [*] is multiplied by 3/4 and [*] of the sales force time shall be a Direct Commercialization Cost with respect to that Product). For clarification, the costs of Majority Time Individuals shall be determined according to the amount of Majority Time Individuals’ time actually spent on Detailing multiplied by the applicable percentage as specified in this Section 1.81 above. For example, if a Majority Time Individual spends twenty-five (25) hours on Detailing, in which Products are carried in the

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primary Detail positions, then Direct Commercialization Costs attributable to such Detailing shall be the Direct Costs of 25 hours multiplied by [*] (as may be further adjusted as specified above). For further clarification, Selling Expenses relating to a Product may be incurred prior to First Commercial Sale of such Product (e.g., for sales force training); in such event, the percentages referred to in this Section 1.81 initially shall be based on the Detail position for the relevant Product contemplated in the Commercialization Budget. For example, if the Product is projected in the Commercialization Budget to be the sole product Detailed by the sales force, then initially [*] of the Direct Costs associated with the sales force shall be allocated as Selling Expenses. In the event that the actual Detail position for a Product differs from that projected in the Commercialization Budget, then the amount of the Direct Costs that are included as Direct Commercialization Costs shall be adjusted subsequently to reflect the actual Detail position.
     1.82 “Term” shall have the meaning set forth in Section 11.1.
     1.83 “Territory” shall mean all countries and territories worldwide.
     1.84 “Third Party” shall mean any person or entity other than CDS, Alimera or their respective Affiliates.
     1.85 “UKRF” shall mean the University of Kentucky Research Foundation.
     1.86 “UKRF Costs” shall mean all royalties, milestones and other fees due to UKRF related to a Product pursuant to the UKRF Licenses.
     1.87 “UKRF Licenses” shall mean the licenses set forth in Exhibit 1.87, as may be amended from time to time consistent with Section 7.9, full and complete copies of which agreements in effect as of the Effective Date have been provided to Alimera.
     1.88 “Valid Claim” shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, which has not been withdrawn, cancelled, abandoned, disclaimed, or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.
ARTICLE 2 Intentionally omitted
ARTICLE 3 DEVELOPMENT ACTIVITIES
     3.1 General. Subject to Sections 3.1.1 and 3.1.2 below, (a) CDS and Alimera shall undertake development activities for the Products in the Collaboration Field in accordance with this Agreement and (b) during the course of performing such activities, CDS and Alimera shall communicate regularly and shall assume certain rights and responsibilities for the development of the Products in the Collaboration Field in accordance with this Agreement.

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     3.1.1. Limitation on CDS Development. Notwithstanding any other provision in this Agreement to the contrary (including any provision of Article 2 or 3) and except as the Parties mutually agree in writing, CDS will have no obligation relating to the development of (a) Medidur FA after December 31, 2009 or (b) any Product other than Medidur FA at any time on or after the Amendment Effective Date.
     3.1.2. CDS Development Responsibilities and Development Payments. Subject to Section 3.1.1 and this Section 3.1.2, CDS shall be responsible for the performance of only the following development activities: (a) providing clinical supply of Medidur FA as necessary for: (i) the FAME trial (i.e., the fluocinolone acetonide in macular edema trial) ongoing as of the Amendment Effective Date to the extent set forth in protocol C-01-05-001 under IND # 72056, (ii) the PK trial ongoing as of the Amendment Effective Date to the extent set forth in protocol C-01-06-002 under IND # 72056, (iii) an upcoming wet AMD trial for up to thirty (30) patients, (iv) an upcoming vein occlusion trial for up to thirty (30) patients, and (v) one additional marketing support trial, similar to the wet AMD and vein occlusion trials, for up to thirty (30) patients; (b) with respect to Medidur FA, performing the support expressly set forth on Exhibit 3.1.2A hereto for: (i) stability studies for clinical supply of Medidur FA, and (ii) ongoing preclinical work; and (c) performing the technology transfer activities with respect to Medidur FA set forth in Section 3.11. CDS will be reimbursed by Alimera for the costs associated with CDS Development Activities pursuant to this Section 3.1.2, and such payments shall be deemed Direct Development Costs, provided that all such reimbursed costs associated with the wet AMD trial, the vein occlusion trial and the additional marketing support trial shall be deemed Direct Commercialization Costs to the extent such trials are Non-NDA Trials.
CDS Development Budget. Attached hereto as Exhibit 3.1.2B as of the Amendment Effective Date is CDS’ initial budget relating to CDS Development Activities (the “CDS Development Budget”). CDS shall from time to time provide to Alimera an updated written budget relating to CDS Development Activities promptly after CDS becomes aware of any discrepancy between the cost of performing the CDS Development Activities and the amount included in the current CDS Development Budget, which updated budget will become the new “CDS Development Budget” hereunder following good faith discussions and agreement by the Parties in writing on the content thereof.
CDS Reporting and Reimbursement. During the course of the CDS Development Activities as described in this Section 3.1.2, within fifteen (15) calendar days after the end of each calendar month, CDS shall report in writing to Alimera a detailed itemization (including copies of any third party invoices) of the actual costs incurred by CDS in the preceding calendar month. Alimera shall reimburse CDS the actual costs on a monthly basis as follows: to the extent CDS incurred such costs in a calendar month that are within (and do not exceed) the costs in the applicable CDS Development Budget, CDS shall issue an invoice to Alimera for the full amount of such costs incurred and Alimera shall pay to CDS the amount of such invoice (the “Development Payment”) within thirty (30) calendar days after delivery of the invoice.

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Non-Payment by Alimera. In the event that (i) Alimera fails to make a timely payment of all or a portion of any of its Development Payments and (ii) Alimera fails to pay all such payments under this Agreement within thirty (30) days after receiving written notice from CDS of such outstanding payments (provided that Alimera has a one-time right to use sixty (60) days to cure hereunder), then, automatically and without further action by CDS or Alimera, the Fifty/Fifty Amendments shall be deemed to have been made, which amendments shall apply to all payments due or paid thereafter. The foregoing states the entire liability of Alimera with respect to its failure to make a timely payment of all or a portion of any of its Development Payments (but will not limit Alimera’s liability for any failure to pay CDS Net Profits payments, which is addressed in Section 6.5.1(c)(I)).
          3.1.3. Alimera Development Responsibilities. Alimera shall use Commercially Reasonable Efforts to develop the First Product for at least one indication in the Collaboration Field. Before January 31st of each calendar year, Alimera shall provide CDS with a written status update of its Alimera Development Activities. Alimera shall have sole decision-making authority with respect to the development of Products, consistent with its other obligations under this Agreement.
     3.2 Regulatory Approvals.
          3.2.1. Regulatory Filings. Unless otherwise agreed in writing by the Parties, Alimera shall be responsible for all U.S. and non-U.S. regulatory matters, including filing an IND and NDA for the First Product, provided that no regulatory filings by Alimera shall include any Pre-Existing Clinical IP. Alimera shall be responsible for obtaining Approvals and for subsequent maintenance of Approvals. For all regulatory filings made in the name of Alimera, Alimera shall have the sole authority and responsibility, for submitting supplements, communications, annual reports, adverse event reports, manufacturing changes, supplier designations and other related filings to, and for communicating with, the FDA and other regulatory authorities. Alimera shall provide CDS with copies of all substantive submissions to (which may be in draft form), and all correspondences from, the FDA or other regulatory authorities which relate to Products.
          3.2.2. Manufacture-related Activities. Alimera shall be responsible for preparing and submitting all documentation to regulatory authorities regarding the manufacture of the Product for commercial sale necessary to obtain Approvals for such Product. Alimera shall be responsible for all activities related to pre-Approval inspections of Alimera’s (or its subcontractor’s) manufacturing facility. Alimera shall have the right to inspect and audit CDS’ manufacturing facility and related records and its operations, in each case solely to the extent related to Medidur FA, upon reasonable notice. Any information obtained by Alimera during such visits shall be treated as Confidential Information in accordance with Article 8 of this Agreement.

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          3.2.3. Documentation. Each Party shall maintain all records, including, but not limited to, batch records and supporting documentation required by the FDA and other applicable regulatory authorities with respect to each Product for the periods of time required by such authorities. Alimera shall provide a copy of all such records to CDS within ten (10) Business Days of reasonable request by CDS. Within ninety (90) days after the Amendment Effective Date, CDS shall provide a copy of all such records that relate to Medidur FA to Alimera (to the extent such records have not previously been provided by CDS to Alimera). In addition, within thirty (30) days after the end of each calendar quarter following the Amendment Effective Date, CDS shall provide to Alimera a copy of all such records that relate to Medidur FA and were generated during such calendar quarter. Without limiting any other provision of this Agreement, upon at least ten (10) days prior written notice, during regular business hours, each Party shall provide the other Party with reasonable access to documents and other materials Controlled by the other Party that are useful in the regulatory filings and maintenance of Approvals for Medidur FA in the Territory.
          3.2.4. Reporting. Each Party shall use Commercially Reasonable Efforts to immediately provide notice to the other Party (and shall in any event provide such notice within five (5) days) of: (a) discovery by such Party of any event that triggers a filing requirement with FDA or other regulatory authorities with respect to any Product; and (b) any requirements that FDA may impose with respect to the Approval (including, but not limited to, additional clinical trials) and all FDA inquiries requiring a response with respect to any Product.
          3.2.5. Meetings. In connection with Sections 3.2.1 through 3.2.4 above, Alimera shall provide CDS with notice of all meetings, conferences, and discussions (including, but not limited to, advisory committee meetings and any other meeting of experts convened by FDA or other regulatory authorities concerning any topic relevant to Medidur FA) scheduled with FDA or such other regulatory authorities concerning any regulatory matters relating to the Product within five (5) days after Alimera receives notice of the scheduling of such meetings, conferences, or discussions.
     3.3 Performance.
          3.3.1. Commercially Reasonable Efforts. Subject to Section 3.1.1 and 3.1.2, each Party shall use Commercially Reasonable Efforts to conduct all development activities and responsibilities assigned to it under this Agreement.
          3.3.2. Intentionally omitted.

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     3.4 Primary Contact Persons. As of the Amendment Effective Date, CDS has designated [*] as CDS’ primary contact person and Alimera has designated [*] as Alimera’s primary contact person (each, a “Primary Contact Person”). The Primary Contact Persons shall be responsible for the day-to-day interactions between the Parties related to Development Activities and oversight of the day-to-day operations of these activities. The Primary Contact Persons shall attempt to resolve any disputes that arise during the course of performing such activities. If the Primary Contact Persons cannot resolve any such dispute within thirty (30) days (or such longer reasonable period of time as they may agree) after their initial discussion of such issue, the dispute shall be resolved in accordance with Section 12.7. Each Party may change its Primary Contact Person upon written notice to the other Party.
     3.5 Availability of Employees. Each Party agrees to make its employees involved in the conduct of the Development Activities related to Medidur FA reasonably available upon reasonable advance notice and during business hours at their respective places of employment to consult with the other Party on issues related to Medidur FA, including, but not limited to, regulatory, scientific, technical and clinical testing issues, arising under Development Activities and in connection with any request from any regulatory agency.
     3.6 Visit of Facilities. Subject to the provisions of Article 8, each Party shall permit the other Party or the representatives of the other Party to visit, upon reasonable notice and at reasonably acceptable times, their respective facilities where the Development Activities are being conducted, and to consult informally, during such visits and by telephone, facsimile and email, with their respective personnel performing work on the Development Activities in connection with Medidur FA. Any information obtained by a Party during such visits shall be treated as Confidential Information in accordance with Article 8 of this Agreement. Each Party shall use Commercially Reasonable Efforts to obtain comparable inspection rights with respect to subcontractors.
     3.7 Subcontracts. Subject to the provisions of Article 8 and Section 7.3 hereof, each Party may subcontract portions of the development activities to be performed by it to subcontractors, provided that CDS shall obtain the prior written consent of Alimera to subcontract its development activities, which consent shall not be unreasonably withheld or delayed (each such subcontractor, a “Permitted Subcontractor”). Any subcontract entered into pursuant to this Section 3.7 shall be consistent with the terms of this Agreement, including providing for intellectual property ownership as set forth herein and all confidentiality obligations of the Parties.
     3.8 Information Sharing. Each Party shall provide the other Party with such information related to the providing Party’s Development Activities as the other Party may reasonably request.
[*]

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     3.9 Records. The Parties will make available to one another all results of the work conducted pursuant to the Development Activities, will promptly disclose to one another such results to the extent they are material, and shall keep such records as described in this Section 3.9 or elsewhere in this Agreement; provided, however, that each Party shall maintain in confidence, and shall limit its use of, such results and records in confidence in accordance with Article 8 hereof and shall not use such results or records without written consent of the other Party except to the extent provided in Section 5.9 or other provisions of this Agreement. The Parties shall maintain records of the results in sufficient detail and in good scientific manner appropriate for patent purposes and FDA filings and as will properly reflect all work done and results achieved in the performance of the Development Activities (including, but not limited to, all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Development Activities. Each Party hereby grants the other Party the right to inspect and copy such records upon reasonable advance notice by the other Party for purposes of this Agreement.
     3.10 Manufacturing for Clinical Supply Requirements. CDS and/or its Permitted Subcontractors shall use Commercially Reasonable Efforts to provide an adequate and timely clinical supply, but limited to such quantities and such type and specification as set forth in Section 3.1.2 and all in accordance with GMP and/or ISO standards, to the extent applicable for clinical trials in the relevant country, and other applicable laws and regulations. The Manufacturing Costs for such supply shall be reimbursed by Alimera in accordance with Section 3.1.2 and shall be Direct Development Costs (except that the Manufacturing Costs associated with the wet AMD trial, the vein occlusion trial and the additional marketing support trial shall be deemed Direct Commercialization Costs to the extent such trials are Non-NDA Trials). All Clinical Supply Requirements (beyond those listed in Section 3.1.2) will be Alimera’s sole responsibility.
     3.11 Technology Transfer by CDS. Upon the earlier of: (i) written request by Alimera to CDS and (ii) [*] prior to [*], CDS and/or its Permitted Subcontractors shall be responsible for providing to Alimera all information, support and materials that are in each case in CDS’ Control and reasonably necessary to enable Alimera and/or its subcontractors to manufacture and perform quality testing on Medidur FA to satisfy Commercial Supply Requirements, all to the extent set forth in the CDS Development Budget and reimbursed pursuant to Section 3.1.2. CDS and/or its Permitted Subcontractors shall be responsible for the following activities in association therewith (to the extent set forth in the CDS Development Budget and any costs of which will be reimbursed by Alimera in accordance with Section 3.1.2): (a) assist with technology transfer to commercial manufacture site, (b) assist with manufacturing scale-up and validation activities, and (c) transfer analytical methods to commercial manufacture site for stability monitoring. In

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addition, within ninety (90) days after the Amendment Effective Date, CDS shall provide to Alimera a Pharmaceutical Development Report, the form and content of which should follow the ICH Guidance documents Q8 Pharmaceutical Development (dated May 19, 2006) and draft Q8(R1) Pharmaceutical Development Revision 1 (dated January 10, 2008). Within thirty (30) days after receipt of such report, Alimera shall notify CDS in writing whether such report is accepted or rejected (provided that any rejection must be reasonable). If Alimera notifies CDS of its acceptance or fails to notify CDS of its reasonable rejection within the thirty (30) day time period, then such report is deemed to be accepted. If Alimera reasonably rejects the report, then it shall notify CDS in writing of its reasons, with reasonable specificity, for the rejection, and CDS shall use commercially reasonable efforts to revise the report to address such reasons within ten (10) Business Days following receipt of such rejection notice and reasons. CDS shall submit the revised report to Alimera for another review in accordance with the acceptance procedures and timeline specified above. Alimera shall have primary responsibility, with reasonable input and assistance from CDS, for the preparation of the Chemistry, Manufacturing and Controls (the “CMC”) section of Alimera’s IND and NDA filings. Technology transfer shall be effected in accordance with GMP and ISO guidelines, to the extent applicable for Commercialization in the relevant country.
ARTICLE 4 COMMERCIALIZATION
     4.1 Commercialization of Product(s) in the Collaboration Field. Alimera is granted a license under this Agreement to market, distribute and/or sell any Product in the Collaboration Field in the Territory, including, but not limited to, the right to conduct marketing, reimbursement (e.g., seeking and maintaining pricing and reimbursement approvals from Third Party payors), sales and distribution activities. Alimera may subcontract with any Affiliate or Third Party to perform any of the foregoing activities in accordance with Section 5.3. Alimera shall have sole decision-making authority with respect to the Commercialization of Products, consistent with its other obligations under this Agreement.
     4.2 Commercialization Budget. Alimera shall have sole responsibility for implementing Commercialization based on Alimera’s commercially reasonable expectations of the resources and expenses required to Commercialize each Product in the Territory, taking into account industry standards and the competitive environment in effect from time to time with regard to each Product. Alimera shall prepare a budget (“Commercialization Budget”) that shall set forth, on a rolling two (2) year basis, the projected sales and the projected Direct Commercialization Costs broken down on a calendar quarter-by-quarter and Product-by-Product basis. Alimera shall prepare semi-annual updates to the Commercialization Budget prior to June 30 and December 31 of each year in which Alimera has a Commercialization Budget or engages in Commercialization of any Products, and shall provide CDS with copies of such semi-annual updates. Prior to finalizing the initial Commercialization Budget and prior to finalizing each subsequent updated Commercialization Budget due by December 31, Alimera shall arrange for the Parties to have an in-person meeting (or, at CDS’ option, a meeting by telephone,

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videoconference or other means), during which an executive from Alimera shall present in reasonable detail its planned Commercialization activities and Commercialization Budget for the time period covered in the subject Commercialization Budget and CDS shall have opportunities to ask questions and to present its comments on the applicable Commercialization Budget. It is understood and agreed that Alimera shall have sole decision-making authority with respect to the Commercialization Budget, consistent with its other obligations under this Agreement. Alimera shall provide an initial draft Commercialization Budget to CDS on the Amendment Effective Date.
     4.3 Diligence. Alimera shall use Commercially Reasonable Efforts to Commercialize the First Product for at least one indication in the Collaboration Field in [*] (collectively, the “Major Markets”) and in all countries outside the Major Markets, except for any country outside the Major Markets as to which Alimera has made an election pursuant to Section 4.3.9. For purposes of this Section 4.3 (including Subsections 4.3.1- 4.3.9), the term “Alimera” shall include Alimera and any of its Affiliates, sublicensees and subcontractors. Without limiting the foregoing, Alimera agrees to the following specific obligations:
          4.3.1. Alimera shall effect a First Commercial Sale in the United States of the first First Product to receive Approval in the United States (the “Alimera First Product”) no later than [*] after obtaining such Approval. Alimera’s nonperformance of an obligation in this Section 4.3.1 shall be excused to the extent directly attributable to a disruption in Commercial Supply Requirements, but only to the extent that such disruption and the impact thereof is outside the control of Alimera.
          4.3.2. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs) on or before [*], provided that if Alimera is making Commercialization expenditures substantially in accordance with a Commercialization Budget designed to provide for such level of expenditures and the FDA provides Approval sooner than reasonably contemplated by the Commercialization Budget, then the failure to spend at least [*] in Direct Commercialization Costs (excluding Manufacturing Costs) on or before [*] shall be excused.
          4.3.3. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs, but including expenditures referred to in Section 4.3.2) on or before [*].
          4.3.4. With respect to Commercialization of the Alimera First Product, Alimera shall expend not less than [*] in Direct Commercialization Costs (excluding Manufacturing Costs) between [*] and [*].

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          4.3.5. Alimera shall cause Gross Sales of the Alimera First Products in the United States during the [*] period referred to in Section 4.3.4 to be at least [*] more than Gross Sales of the Alimera First Products in the United States during the immediately preceding [*] period. Alimera’s nonperformance of an obligation in this Section 4.3.5 shall be excused to the extent directly attributable to (1) one or more of the following events, but only to the extent that such event is outside the control of Alimera: a breach of this Agreement by CDS, a disruption in Commercial Supply Requirements, or a Product Recall, or (2) one or more of the following events, but only to the extent that such event materially and adversely affects the market for the First Product: FDA action or regulatory guidance affecting Product, a change in reimbursement rates or policies relating to Product, or the introduction of one or more competitive products or services that provide for superior dosing, safety or efficacy.
          4.3.6. If Alimera fails to meet any spending obligation set forth in Sections 4.3.2, 4.3.3 or 4.3.4 and such nonperformance is not excused, Alimera may cure such failure by paying to CDS an amount equal to [*]. Alimera’s right to cure under this Section 4.3.6 shall terminate upon a Change of Control of Alimera.
          4.3.7. If Alimera fails to achieve the Gross Sales obligation set forth in Section 4.3.5, Alimera may cure such failure by paying to CDS an amount equal to the amount of Net Profits that would have been payable to CDS pursuant to Section 6.5.1 for the relevant period had Gross Sales been equal to [*] (the “Extrapolated Net Profits”). For purposes of this Section 4.3.7, the Extrapolated Net Profits for the [*] period referred to in Section 4.3.4 shall be determined by the following formula: [*]
          4.3.8. Non-Performance.
     (a) In the event the Fifty/Fifty Amendments have not previously been made in accordance with Sections 3.1.2, 4.3.8(a), 4.4, 6.2B or 6.5.1(c)(II),if Alimera fails to meet any of its obligations under subsections 4.3.1 – 4.3.5 and does not cure such failure in accordance with this Agreement within thirty (30) days of receiving a written notice from CDS requesting Alimera to cure such failure (provided that Alimera has a one-time right to use sixty (60) days to cure hereunder), then, automatically and without further action by CDS or Alimera, the Fifty/Fifty Amendments shall be deemed to have been made, which amendments shall apply to all payments due or paid thereafter.
     (b) In the event the Fifty/Fifty Amendments have previously been made in accordance with Sections 3.1.2, 4.3.8(a), 4.4, 6.2B or 6.5.1(c)(II), if Alimera fails to meet any of its obligations under subsections 4.3.1 – 4.3.5 and does not cure such failure in accordance with this Agreement within thirty (30) days of receiving a written notice from CDS requesting Alimera to cure such failure (provided that Alimera has a one-time right to use sixty (60) days to cure hereunder), then CDS may choose one of the following two options: (a) terminate this

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Agreement, or (b) terminate this Agreement only with respect to the Alimera First Product. In the event of termination pursuant to this Section 4.3.8, Alimera shall not, for a period of [*] from the date of such termination, Develop or Commercialize, or license or otherwise assist an Affiliate or a Third Party to Develop or Commercialize, any product that is Approved or designed to be Approved (1) to [*] or (2) to deliver a [*]. For purposes of this Section 4.3.8, the term “Develop” shall mean performance of human clinical trials for a product. In the event of termination of this Agreement with respect to the Alimera First Product, CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to such Product. After termination pursuant to this Section 4.3.8 and in the event that CDS (i) makes a First Commercial Sale of the Alimera First Product in the United States and (ii) reaches the CDS Profitability Date for the Alimera First Product, CDS shall thereafter pay Alimera [*] of CDS Net Income realized by CDS in the United States with respect to such Product until such time as the sum of all such payments plus the revenues otherwise realized by Alimera with respect to such Product in the United States equal the amount of Direct Development Costs and Direct Commercialization Costs previously incurred, on a cash basis, or reimbursed by Alimera with respect to such Product in the United States; provided, however, that in the event that there are CDS Net Losses in any calendar quarter after the CDS Profitability Date, any payment to Alimera shall be offset by such CDS Net Losses.
          4.3.9. For clarification, Alimera may elect not to engage in Commercialization in any country outside the Major Markets. If Alimera determines not to engage in Commercialization of any Product in any country outside the Major Markets, Alimera shall so notify CDS. At any time after receipt of such notice, CDS may by written notice to Alimera, effective upon the giving of such notice, terminate Alimera’s license(s), and rights to Commercialize, in such country. Thereafter CDS may, in its sole discretion, directly or through an Affiliate or Third Party, Commercialize the relevant Product(s) in such country. In the event of such termination with respect to a country, CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to such country.
          4.3.10 The Parties acknowledge and agree that Alimera’s obligations in Sections 4.3.1 through 4.3.5 reflect the Parties’ assumption that the first First Product Approval in the United States will be for DME or AMD. If at any time a Phase III Clinical Trial is initiated with respect to the First Product for an indication other than DME or AMD prior to the Approval of the First Product for DME or AMD, then the Parties will discuss in good faith Alimera obligations paralleling those in Sections 4.3.1 through 4.3.5 with respect to such non-DME and non-AMD First Product (should it then be Approved). If such non-DME and non-AMD First Product is then Approved before the First Product for DME or AMD is Approved, the portions of such obligations paralleling Sections 4.3.2 through 4.3.4 that are agreed-upon by the parties with respect to such non-DME and non-AMD First Product will be deemed subtracted from the numbers set forth in Sections 4.3.2 through 4.3.4, respectively, with respect to the First Product

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for DME or AMD to be Approved (the intent of the Parties being that Alimera will not be obligated to spend more than the amounts set forth as of the Amendment Effective Date in such Sections cumulatively for the two Products discussed above).
     4.4 Costs of Commercialization. Regardless of the Profitability Date for a Product, Alimera shall have sole responsibility for paying all costs and expenses incurred in connection with Commercializing such Product in the Collaboration Field in the Territory, including, but not limited to, Direct Commercialization Costs; with the exception that CDS shall be responsible for paying: (a) the CDS Patent Costs paid after the first Product Profitability Date, subject to Section 7.1.2, (b) all UKRF Costs and (c) insurance premiums paid by CDS to maintain insurance required by Section 10.4 to the extent such insurance relates to Product (i.e., if insurance covers risks other than risks related to Commercialization of Products, then only an appropriate portion of such premiums shall be reimbursed). Alimera shall reimburse CDS for [*] of the amount described in clauses (a), (b) and (c) of the preceding sentence within thirty (30) days after the date of invoice from CDS; provided, however, that the amount of the [*] that Alimera reimburses CDS in any calendar year shall not exceed [*] and that the reimbursement percentage for the amount described in clause (a) may be less than [*] to the extent provided in Section 7.1.2. The costs set forth in (a), (b) and (c) of this Section 4.4 for which Alimera has a reimbursement responsibility shall be collectively referred to herein as the “CDS Commercialization Costs”. In the event that (i) Alimera fails to reimburse CDS within the time period specified above, and (ii) Alimera fails to pay all such payments under this Agreement within thirty (30) days after receiving written notice from CDS of such outstanding payments (provided that Alimera has a one-time right to use sixty (60) days to cure hereunder), then, automatically and without further action by CDS or Alimera, the Fifty/Fifty Amendments shall be deemed to have been made, which amendments shall apply to all payments due or paid thereafter. The foregoing states the entire liability of Alimera with respect to its failure to make a timely payment of all or a portion of any of its CDS Commercialization Costs (but will not limit Alimera’s liability for any failure to pay CDS Net Profits payments, which is addressed in Section 6.5.1(c)(I)).
     4.5 Manufacturing for Commercial Supply Requirements. Alimera shall use Commercially Reasonable Efforts to provide an adequate and timely supply to satisfy Commercial Supply Requirements. Subject to the terms of this Agreement, Alimera shall have the right to manufacture, itself or through any Third Party, any Product, under the licenses granted to Alimera pursuant to Article 5 and in accordance with Section 5.3. Alimera shall be responsible for ensuring that all such manufacturing is carried out in accordance with GMP and/or ISO standards to the extent applicable for Commercialization in the relevant country.
     4.6 Product Recalls. Alimera shall have the sole right and responsibility and authority to carry out any Product Recall, whether or not such Recall is required or requested by a governmental authority. If any governmental authority having jurisdiction requires or

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reasonably requests Alimera to Recall a Product due to a defect in the manufacture, processing, packaging or labeling of the Product or for any other reason whatsoever, Alimera shall immediately notify CDS. Alimera shall be responsible for carrying out any Recall as expeditiously as possible and in such a way designed to cause the least disruption to the sales of the Product and to preserve the goodwill and reputation attached to the Product and to the names of Alimera and CDS. Alimera agrees to maintain the appropriate records and procedures to permit a Product Recall. All Direct Costs associated with any Product Recall, to the extent such costs are not covered by insurance, shall be Direct Commercialization Costs; provided, however, that in the event that the Product Recall is required due to Alimera’s negligence or misconduct (including a manufacturing quality defect in the Product) or any other reason within Alimera’s control, all such expenses shall be borne solely by Alimera and, in such event, shall not be Direct Commercialization Costs.
ARTICLE 5 GRANT OF RIGHTS
     5.1 Grant of License by CDS.
          5.1.1. License to First Product. Subject to the terms and conditions of this Agreement, CDS hereby grants to Alimera an exclusive (even as to CDS) right and license under CDS’ interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell, and import First Product in the Collaboration Field in the Territory.
          5.1.2. License to Products Other Than First Product. Subject to the terms and conditions of this Agreement and the B&L Agreement (wherein CDS granted certain rights to the CDS Technology), CDS hereby grants to Alimera a non-exclusive right and license under CDS’ interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell, and import Products other than First Product in the Collaboration Field in the Territory, provided that during the Term of this Agreement, and subject to the terms and conditions of this Agreement and the B&L Agreement, (1) CDS shall not grant a license to any Affiliate or Third Party under CDS’ interest in the CDS Technology to make, have made, use, offer to sell, sell, or import Products in the Collaboration Field in the Territory, (2) CDS shall not itself use the CDS Technology to make, have made, use, offer to sell, sell, or import Products in the Collaboration Field in the Territory, (3) CDS shall not grant a license to any Affiliate or Third Party under CDS’ interest in the CDS Technology to make, have made, use, offer to sell, sell, or import in the Collaboration Field in the Territory any product that otherwise meets the definition of Product under Section 1.77 except that such product is Approved or designed to be Approved to deliver [*], and (4) CDS shall not itself use the CDS Technology to make, have made, use, offer to sell, sell, or import in the Collaboration Field in the Territory any product that otherwise meets the definition of Product under Section 1.77 except that such product is Approved or designed to be Approved to deliver [*].

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          5.1.3 License to Exhibit 1.11B Patents. Subject to the terms and conditions of this Agreement and only to the extent permitted by the B&L Agreement, CDS hereby grants to Alimera a non-exclusive right and license under any interest CDS may have from time to time in the United States and foreign patents and patent applications listed in Exhibit 1.11B, solely to make, have made, use, offer to sell, sell, and import Products in the Collaboration Field in the Territory, except for products that would fall under the definition of Licensed Products in the B&L Agreement.
     5.2 Grant of License by Alimera. Subject to the terms of this Agreement, Alimera hereby grants to CDS a right and license under Alimera’s interest in the Alimera Know-How as necessary for CDS to perform its obligations under this Agreement, including, but not limited to, its performance of the CDS Development Activities.
     5.3 Sublicenses and Subcontracts. Subject to the terms and conditions of this Agreement, Alimera may grant sublicenses and subcontracts to its Affiliates or to Third Parties to perform Commercialization activities for Products under the licenses granted pursuant to Sections 5.1.1 and 5.1.2 of this Agreement, provided that for sublicenses or subcontracts to which any Alimera Affiliate is a party or which include Bundling (as defined below), Alimera shall obtain CDS’ prior written consent, which consent shall not be unreasonably withheld or delayed. For the purposes of this Section 5.3, “Bundling” is a situation in which all three of the following exist: (i) the offering (whether simultaneously or not) by Alimera or its Affiliates to a Third Party, or by a Third Party to Alimera or its Affiliates, of any rights, goods or services with respect to a Product (including sale of Product itself); (ii) the offering (whether simultaneously or not) by Alimera or its Affiliates to a Third Party, or by a Third Party to Alimera or its Affiliates, of any other rights, goods or services (including any rights, goods or services relating to other products Alimera or any of its Affiliates Controls, sells or otherwise disposes of); and (iii) the consideration for the rights, goods or services with respect to any Product in such offering is less than would have been customarily accepted by Alimera, or more than would have been customarily provided by Alimera, if such rights, goods or services with respect to such Product were offered individually (i.e., separate from the bundle). In the event of a proposed sublicense or subcontract that requires CDS’ prior written consent as described in the foregoing, Alimera shall present CDS with a summary of the principal terms of the proposed transaction, including the identity of the proposed subcontractor or sublicensee. CDS shall promptly consent or provide justification for its objection and negotiate in good faith with Alimera regarding terms that would be satisfactory. Each sublicense or subcontract shall be consistent with the terms and conditions of this Agreement, shall be at arm’s length and shall include such terms as are necessary to permit Alimera to fulfill its obligations hereunder. Alimera shall be responsible for the operations of any sublicensee or subcontractor relative to this Agreement as if such operations were carried out by Alimera itself, including, but not limited to, any payment provided for hereunder, regardless of whether the terms of any sublicense or subcontract provide for such payment to be paid by the sublicensee or subcontractor directly to CDS. Alimera shall provide CDS with a copy of each of the following sublicenses or subcontracts promptly after its execution: (i) those for which CDS’ consent is required by this paragraph, (ii) those under which

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any rights are sublicensed, and (iii) those under which consideration owed by Alimera exceeds $250,000; provided, however, that Alimera may redact such copies in order to protect the confidential information of the Third Party. The terms of any sublicense or subcontract, or proposed sublicense or subcontract, shall be deemed to be Confidential Information of Alimera. CDS acknowledges that Alimera intends to grant a sublicense of rights to one or more Third Parties for the development and Commercialization of Product in [*]. For avoidance of doubt, CDS’ acknowledgement in the preceding sentence shall not constitute CDS’ consent, if required before Alimera enters into such a sublicense pursuant to this Section 5.3. Each sublicensee or subcontractor and its employees, contractors, consultants, clinical investigators and agents shall be required to assign all Improvements to Alimera pursuant to Section 7.3.
     5.4 Ownership of and Rights to Inventions. Except as otherwise provided under this Agreement, ownership of all Inventions made by either Party shall be governed by applicable United States patent law. Alimera hereby assigns and agrees to assign to CDS a co-ownership interest in Alimera’s interest in any Alimera Improvements, excluding any rights to any trademarks. Subject to Section 5.5, each Party shall have worldwide rights to use, practice and sublicense any such Alimera Improvements, without any accounting to, reporting to, or other obligation to, or consent from, the other Party. If a Party licenses or otherwise transfers to a Third Party any Alimera Improvements, the other Party shall cooperate and give such consent to such Party to enter into such license or transfer as may be required to permit such Party to license or transfer the Alimera Improvements to the Third Party without a duty to account to such other Party.
     5.5 Limitation on Use. Notwithstanding any other provisions of this Agreement, neither Alimera nor any of its Affiliates, subcontractors or sublicensees shall use Alimera Improvements for any product that falls within the definition of CDS Core Technology, except for (1) Products (other than any Product(s) for which Alimera’s license(s) have been terminated pursuant to Sections 4.3.8, 4.3.9 or 11.5 of this Agreement) during the Term of this Agreement, (2) any Product(s) for which CDS has granted a license to Alimera pursuant to Section 11.5.1, during the term of such license, and (3) Option Products for which CDS has granted a license to Alimera pursuant to Section 5.8.2, during the term of such license. Alimera shall ensure that any agreement it enters into with a licensee, sublicensee, acquirer, acquiree, transferee or merger or consolidation partner of or with Alimera, or acquirer or transferee of substantially all of the assets or stock of Alimera, or of the assets or business relating to this Agreement or the Alimera Improvements, includes the same limitation of use as set forth in this Section 5.5, and any such party shall be bound by such limitation.

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     5.6 Reservation of Rights.
          5.6.1. Reservation of Rights by CDS. All rights and interests not expressly granted to Alimera are reserved by CDS (the “Reserved Interests”) for itself, its Affiliates and partners (other than Alimera) and other licensees and sublicensees, including, but not limited to, the rights to use and grant licenses under the CDS Technology or any other technology owned or controlled by CDS to make, have made, use, offer to sell, sell, have sold and import products (other than Products for so long as Alimera has a license to such Products under this Agreement). It shall not be a breach of this Agreement for CDS, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory, whether or not such activity is competitive with the activities of Alimera, including, but not limited to, the research, development and Commercialization or licensing of others to research, develop and Commercialize products (other than Products for so long as Alimera has a license to such Products under this Agreement). Except as otherwise expressly provided in this Agreement, for the avoidance of doubt, CDS shall be free to enter into an agreement with any Third Party or Third Parties under the CDS Technology or any other technology owned or controlled by CDS or its Affiliate or a Third Party, to research, develop and Commercialize any and all products (other than Products for so long as Alimera has a license to such Products under this Agreement), including, but not limited to, products that potentially compete in the same indication or product market as a Product, and products that use or include any or all compounds that are not, at the time of such agreement, the subject of a license granted pursuant to Section 5.8.3.
          5.6.2. Reservation of Rights by Alimera. Except as otherwise expressly provided in this Agreement, for the avoidance of doubt, Alimera shall be free to enter into an agreement with any Third Party or Third Parties under the Alimera Know-How, the Alimera-Prosecuted Patent Rights or any other technology owned or controlled by Alimera or its Affiliate or a Third Party, to research, develop and Commercialize any and all products, including, but not limited to, products that potentially compete in the same indication or product market as a Product.
     5.7 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license in or other right to any technology, Know-How, patents, patent applications, products, or biological materials of the other Party, including, but not limited to, items owned, Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing.

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     5.8 Options to Licenses in the Collaboration Field.
          5.8.1. Options. Subject to the terms and conditions of this Agreement and the B&L Agreement, CDS hereby grants to Alimera three (3) options to obtain a non-exclusive right and license under CDS’ interest (i.e. subject to the UKRF Licenses) in the CDS Technology, solely to make, have made, use, offer to sell, sell and import an Option Product in the Collaboration Field (each option relating to a particular compound is referred to herein as an “Alimera Compound Option,” and the three (3) options are collectively referred to herein as the “Alimera Compound Options”). Each license granted in connection with an Alimera Compound Option will provide that during the term of such license, and subject to the B&L Agreement, CDS shall not (a) grant a license to any Affiliate or Third Party under CDS’ interest in the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory, and (b) itself use the CDS Technology to make, have made, use, offer to sell, sell, or import such Option Product in the Collaboration Field in the Territory during the term of such license.
          5.8.2. Exercise of Options. Alimera may exercise, in accordance with this Section 5.8, an Alimera Compound Option at any time during the Option Term, by submitting a written request to CDS indicating its intent to exercise such option and specifying the specific compound as to which it wishes to exercise the option. CDS shall have [*] Business Days, after it receives such notice, in which to notify Alimera in the event that CDS, acting in good faith, has already entered into an agreement or term sheet with a Third Party that includes the specific compound specified by Alimera. In that event, Alimera may not exercise the Alimera Compound Option with respect to that specific compound; provided, however, that if CDS and such Third Party fail to consummate a license or other agreement relating to such compound or such agreement is terminated during the Option Term, CDS shall promptly notify Alimera that such compound is no longer subject to any Third Party rights and Alimera may exercise the Alimera Compound Option with respect to such compound in accordance with this Section 5.8.2. If CDS has not notified Alimera within the time period set forth above, then Alimera shall be permitted to exercise the Alimera Compound Option with regard to that specific compound.
          5.8.3. Grant of License. Upon the exercise of any Alimera Compound Option under Section 5.8.2, CDS may choose one of the following two options: (a) the Parties will enter into a collaboration agreement (the “Option Collaboration Agreement”) to develop and Commercialize the Option Product on the same terms as the Original Agreement (including, but not limited to, the same economic terms, including license fee, milestone payment and profit split) and Alimera shall reimburse CDS for [*] of all costs and expenses CDS incurred (excluding any CDS Patent Costs related to Existing CDS Patent Rights or costs that are Development Costs or otherwise reimbursed by Alimera under this Agreement) with respect to the Option Compound and the Option Product from the Effective Date of this Agreement until the effective date of the Option Collaboration Agreement; or (b) CDS shall grant Alimera a

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license under the CDS Technology, as then in effect, to make, have made, use, offer to sell, sell and import the Option Product in the Collaboration Field in the Territory, under the following terms: (A) CDS shall receive a royalty of [*] of Net Sales of the Option Product in the Territory, and (B) Alimera shall reimburse CDS [*] with respect to the Option Compound and the Option Product from the Effective Date of this Agreement until the effective date of such license, and (C) such other non-financial terms and conditions as set forth on Exhibit 5.8.3 and other customary terms and conditions. If the Parties have not entered into an agreement under (a) or (b), as CDS chooses, within [*] Business Days after Alimera exercises an Alimera Compound Option, then the matter shall be referred to dispute resolution in accordance with Section 12.7 hereof, and the terms of such agreement shall be consistent with those specified above in (a) or (b), as applicable.
          5.8.4. Reservation of Rights by CDS. The existence of the Alimera Compound Options under Section 5.8.1 shall not limit the reservation of rights by CDS pursuant to Section 5.6, and CDS shall have no obligation to refrain from including any or all compounds in a license with a Third Party or Third Parties, except to the extent of any license that is actually granted to Alimera pursuant to Section 5.8.3 or to the extent restricted by Sections 5.1.1 and 5.1.2, from and after the date of such license. In the event that CDS grants Alimera a license to one or more Option Products pursuant to Section 5.8.3, the reservation of rights by CDS will remain the same as set forth in Section 5.6.1, except that the phrase “Products and Option Products for which CDS has granted a license to Alimera” shall be substituted in place of “Products” wherever it is used in Section 5.6.1 during the term of any such license.
     5.9 Clinical IP.
          5.9.1. Right of Access to Clinical IP. Alimera and CDS shall jointly own all Clinical IP and shall provide each other with a Right of Access to Clinical IP. Each Party may exercise this right of access for itself, its Affiliates and any licensees, sublicensees or any other Third Party without the consent of the other Party.
          5.9.2. Cooperation. Each Party shall use Commercially Reasonable Efforts, and shall reasonably cooperate with the other Party, to provide the other Party with such waivers, irrevocable cross reference letters, assignments, and/or other reasonable documentation as may be necessary or useful for the other Party’s full exercise of any Right of Access to Clinical IP granted pursuant to this Section 5.9.
          5.10 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. CDS acknowledges and agrees that in connection with such rights and licenses, Alimera is hereby granted a right of access and a right to obtain

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possession of and to benefit from (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) data and results related to clinical trials, (vii) copies of regulatory filings and Approvals, (viii) rights of reference in respect of regulatory filings and Approvals, (ix) preclinical research data and results, and (x) marketing, advertising and promotional materials, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code and (xi) all other embodiments of such intellectual property, whether any of the foregoing are in CDS’ possession or control or in the possession and control of Alimera or Third Parties. CDS agrees not to interfere with Alimera’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement.
ARTICLE 6 COSTS & REVENUES — PRE AND POST PROFITABILITY DATE
     6.1 License Fee. The [*] in principal plus all accrued interest due under the Earnest Money Loan shall be treated as paid in full as the payment of a license fee, and the security interest under the Security Agreement (the “Security Agreement”) made by CDS in favor of Alimera and effective as of October 19, 2004, as amended on November 18, 2004, shall terminate, and Alimera shall execute and deliver to CDS such documents as CDS may reasonably request to evidence such termination pursuant to Section 4 of the Security Agreement.
     6.2 Milestone Payments. Alimera shall make the following additional payments to CDS (“Milestone Payments”):
          (a) An additional payment of [*] upon [*]. For purposes of this Section 6.2, the Parties agree that [*]. CDS acknowledges and agrees that it has received such [*] payment from Alimera, and that Alimera has no further obligations under this Section 6.2(a); and
          (b) An additional payment of $25,000,000 within 30 days after Approval by the FDA of the first First Product Approved by the FDA.
     6.2A Payments on Execution of Amended and Restated Agreement. On the Amendment Effective Date, Alimera will:
          (a) Make a payment to CDS of $12,000,000 in cash; and
          (b) Issue a note in the principal amount of $15,000,000 to CDS in the form of Exhibit 6.2A hereto (the “Alimera Note”).
     6.2B Certain Alimera Note Payments and Events. Upon any Interest Payment Default or Scheduled Payment Default pursuant to and as defined in the Alimera Note, then, automatically and without further action by CDS or Alimera, the Fifty/Fifty Amendments shall be deemed to have been made, which amendments shall apply to all payments due or paid thereafter.

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     6.3 Development Costs. With respect to activities prior to the Amendment Effective Date, each Party was to pay [*] of the total Direct Development Costs of a Product incurred in accordance with the Development Budget (as defined in the Original Agreement). Notwithstanding anything in this Article 6 of this Agreement or in any other provision of this Agreement to the contrary, with respect to activities on and after the Amendment Effective Date, subject to Sections 3.1.2, Alimera will be solely responsible for, and shall pay one hundred percent (100%) of, all development costs of a Product, including Direct Development Costs. Notwithstanding anything in this Article 6 of this Agreement or in any other provision of this Agreement to the contrary, (i) all payments owing by CDS hereunder with respect to development activities prior to the Amendment Effective Date are hereby deemed fully paid by CDS (or waived, to the extent such waiver may be required), including any Development Payments, Compounded Development Payments, Determined Disputed Costs and Compounded Disputed Costs (as all defined in the Original Agreement), further including any penalties and interest which might have accrued with respect thereto, and further including all CDS payments deferred pursuant to that February 11, 2008 letter agreement sent by CDS and executed by CDS and Alimera regarding deferral of payments under the Original Agreement as of such date; (ii) all payments owing by Alimera hereunder with respect to development activities prior to the Amendment Effective Date are hereby deemed fully paid by Alimera (or waived, to the extent such waiver may be required), including any Development Payments, Compounded Development Payments, Determined Disputed Costs and Compounded Disputed Costs (as all defined in the Original Agreement), and further including any penalties and interest which might have accrued with respect thereto; and (iii) subject to Sections 3.1.1 and 3.1.2, from and after the Amendment Effective Date, CDS will have no liability whatsoever hereunder for any past, present or future development costs, including Direct Development Costs (which includes those incurred before, on and after the Amendment Effective Date), and instead Alimera shall have sole liability therefor.
          6.3.1. Intentionally omitted.
          6.3.2. Intentionally omitted.
          6.3.3. Intentionally omitted.
     6.4 Revenues Prior to Profitability Date. Prior to the Profitability Date for each Product, Alimera shall retain all Gross Sales generated from such Product in the Collaboration Field in the Territory.
     6.5 Costs and Revenues After the Profitability Date.
          6.5.1. Net Profits. From and after the Profitability Date for each Product and subject to (b) below, Alimera and CDS shall be entitled to eighty percent (80%) and twenty

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percent (20%), respectively, of Net Profits for that Product, calculated on a calendar quarter-by-quarter and country-by-country basis. Such Net Profits Payment to CDS shall be deemed royalty for licenses granted by CDS to Alimera under Article 5.
          (a) Reporting; Reconciliation of Net Profits. After the incurrence of Commercialization costs by Alimera, Alimera shall be responsible for issuing a written report to CDS within [*] calendar days (or as the Parties may otherwise agree) after the end of each calendar quarter, which such report shall include the following calculations:
     (i) Direct Commercialization Costs incurred, on a cash basis, by Alimera for each Product in the preceding calendar quarter and, in the event that there are Net Profits in such preceding calendar quarter, Direct Commercialization Costs incurred in prior quarters to the extent such costs are taken into account in calculating Net Losses that are offset from such Net Profits pursuant to Section 6.5.1 (b);
     (ii) the quantity of each Product sold in the preceding calendar quarter;
     (iii) for each calendar quarter with Net Losses, the calculation of Gross Sales, Net Sales and Net Losses;
     (iv) for each calendar quarter with Net Profits, the calculation of Gross Sales, Net Sales, Net Profits; and in the event that Net Profits are offset by Net Losses previously realized pursuant to Section 6.5.1(b), such Net Losses; and
     (v) the amount of Net Profits, if any, to which each Party is entitled for such calendar quarter.
All of the reports and payments in this Section 6.5 shall be made in U.S. dollars. If any currency conversion is required in connection with the calculation of Gross Sales, Net Sales and Net Profits hereunder, such conversion shall be made in accordance with GAAP.
          (b) Net Profits Payment. Alimera shall pay to CDS the amount of Net Profits to which CDS is entitled for such calendar quarter within [*] calendar days after the end of such calendar quarter (the “Net Profits Payment”); provided that Alimera may offset twenty percent (20%) of the Net Losses previously realized by Alimera (plus interest as described below, if applicable) on a Product-by-Product and country-by-country basis up to a maximum offset of twenty percent (20%) of the amount of Net Profits Payment to which CDS is otherwise entitled for such calendar quarter until twenty percent (20%) of such Net Losses previously realized by Alimera (plus interest as described below if applicable) are offset. In the event that Alimera incurs Net Losses, Alimera shall be entitled to recover under the preceding offset an amount

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equal to twenty percent (20%) of the amount of the Net Losses previously realized by Alimera plus interest, compounded annually at the compounding rate of [*] per annum from the time that such Net Losses are incurred until the time such Net Losses (plus interest), or portion thereof, have been offset pursuant to this paragraph. [*] Notwithstanding the foregoing, CDS may, at any time, elect to permit Alimera to retain [*] of Net Profits until twenty percent (20%) of the Net Losses previously realized by Alimera have been offset. If CDS makes such an election, then no interest charge shall accrue with respect to the Net Losses between the time CDS makes such election and the time they are recovered by Alimera by operation of the offset. In the event that, during any calendar quarter, Alimera makes Commercial sales of two Products that are otherwise identical except that they are Approved for two different indications (the first Product for which Alimera has made Commercial sales shall be called “Product 1” and the second Product for which Alimera has made Commercial sales shall be called “Product 2”), so that it is not reasonably possible to allocate Net Sales attributable to each such Product, then Net Profits and Net Losses for such Products shall be determined as follows for periods in which there are Commercial sales of both Product 1 and Product 2:
     The “Product 2 Profitability Date” shall be deemed to be the first day of the first calendar quarter (i) that begins at least [*] after [*] and (ii) in which the aggregate of Net Sales of Product 1 and Product 2 exceed the aggregate of Direct Commercialization Costs for Product 1 and Product 2. Before the Product 2 Profitability Date, Net Profits for Product 1 shall be the aggregate of Net Sales of Product 1 and Net Sales of Product 2 minus the Direct Commercialization Costs of Product 1, and such Net Profits shall be distributed as provided in the foregoing in this Section 6.5.1(b). After the Product 2 Profitability Date, Net Sales and Direct Commercialization Costs of Product 1 and Product 2 shall be aggregated for the purpose of determining Net Profits and Net Losses for Product 1 and Product 2, such that (i) to the extent the aggregate Net Sales for Product 1 and Product 2 exceeds the Direct Commercialization Costs of Product 1 and Product 2, such amount of difference shall be the aggregate Net Profits for Product 1 and Product 2, and (ii) to the extent the Direct Commercialization Costs of Product 1 and Product 2 exceeds the aggregate Net Sales for Product 1 and Product 2, such amount of difference shall be the aggregate Net Losses for Product 1 and Product 2, provided that all Direct Commercialization Costs incurred by Alimera for Product 2 prior to the Product 2 Profitability Date (plus interest as described above, if applicable), shall be treated as aggregate Net Losses for Product 1 and Product 2; further provided that to the extent it is not possible to separately track Direct Commercialization Costs for Product 1 and Product 2, such Direct Commercialization Costs shall be reasonably allocated between Product 1 and Product 2. The distribution of such aggregate Net Profits and offset of such aggregate Net Losses shall be as provided in the foregoing in this Section 6.5.1(b). In the event that, during any calendar quarter, Alimera makes Commercial sales of three or more Products that are otherwise identical except that they are

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approved for three or more different indications so that it is not reasonably possible to allocate Net Sales attributable to each such Product, the Parties agree to work together in good faith to extend the principles reflected in the foregoing method of calculation to include such third or additional Products.
          (c) Non-Payment.
               (I) In the event the Fifty/Fifty Amendments have previously been made in accordance with Sections 3.1.2, 4.3.8(a), 4.4, 6.2B or 6.5.1(c)(II), then in the event that Alimera fails to make timely payment to CDS for all or a portion of a Net Profits Payment pursuant to this Section 6.5.1 and does not cure such failure within thirty (30) days of receiving a written notice from CDS requesting Alimera to cure such failure, then CDS may exercise its rights pursuant to Section 11.2 of this Agreement; and
               (II) In all cases other than as described in provision (I) above, in the event that Alimera fails to make timely payment to CDS for all or a portion of a Net Profits Payment pursuant to this Section 6.5.1, CDS shall provide written notice to Alimera and Alimera shall have thirty (30) days in which to cure the nonpayment (provided that Alimera has a one-time right to use sixty (60) days to cure hereunder). If after such notice, Alimera fails to cure the nonpayment within the cure period, then, automatically and without further action by CDS or Alimera, the Fifty/Fifty Amendments shall be deemed to have been made, which amendments shall apply to all payments due or paid thereafter.
          (d) Consideration for Net Profits Payments. In consideration of all rights granted, and information provided by CDS to Alimera, and the amount of Direct Development Costs paid by CDS under this Agreement with respect to Product(s), the Parties agree that the amount of Net Profits Payments set forth in Section 6.5 reflects the value of all such rights granted, information provided and costs paid, and such Net Profits Payments shall be paid whether or not such Product is covered by a Valid Claim in the CDS Patent Rights, and whether or not such Net Profits Payments under this Section 6.5 extend beyond the term of any CDS Patent Rights containing Valid Claims covering such Product. For the sake of clarity, the Parties have agreed not to decrease the percentage of Net Profits to be paid by Alimera to CDS, even if the Product is no longer covered by a Valid Claim in the CDS Patent Rights, in view of substantial CDS Know-How provided in the development of Product. Moreover, the Net Profits value itself will at all times reflect the then-current value of the intellectual property licensed hereunder and will naturally reflect any loss of the CDS Patent Rights.
          6.5.2. Net Losses. In the event that there are Net Losses in a calendar quarter, Alimera shall be solely responsible for bearing such Net Losses, subject to Alimera’s right to recover twenty percent (20%) of such Net Losses as provided for in Section 6.5.1.

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     6.6 Revenues from Third Party Agreements. In the event that Alimera enters into a sublicense or other agreement, or otherwise agrees, with a Third Party, before or after the Profitability Date for a Product, to sell or otherwise transfer some or all of Alimera’s rights to a Product, including, but not limited to, marketing rights and/or distribution rights, and Alimera obtains any form of consideration in connection therewith, (A) with respect to all royalties received by Alimera thereunder, CDS shall be entitled to receive twenty percent (20%) of the amount of such royalties remaining after deduction of Direct Commercialization Costs incurred by Alimera in supporting the sublicense under which such royalties were received, and (B) with respect to all consideration received by Alimera thereunder other than royalties, CDS shall be entitled to receive thirty-three percent (33%) of the excess of (i) such non-royalty consideration (excluding any amounts paid for equity securities of Alimera other than amounts that exceed the fair market value of such securities) over (ii) Alimera’s reasonable out-of-pocket costs that are directly and solely incurred to secure such Third Party agreement, promptly after any such consideration is received by Alimera, provided that (1) the fair market value of such securities shall be determined by mutual agreement of both Parties acting in good faith, and (2) in the event that the Parties fail to reach such mutual agreement, the matter shall be resolved by arbitration in accordance with Section 12.7.2 herein. The amount of payment that CDS is entitled to receive from Alimera pursuant to the foregoing shall be deemed royalty for licenses granted by CDS to Alimera under Article 5.
     6.7 Records; Audits.
          6.7.1. Each Party shall keep, and shall cause its Affiliates, agents and sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Direct Development Costs (including Development Payments), Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses for Products to be received or borne by the Parties pursuant to this Agreement, including, but not limited to, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to Products. Such books of account, with all necessary supporting data, shall be kept by each Party at its place of business for the three (3) years next following the end of the calendar year to which each shall pertain. Each Party (the “Audited Party”) shall permit an independent accounting firm selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records as may be reasonably necessary to verify the accuracy of the Audited Party’s reports of Direct Development Costs, Direct Commercialization Costs, Gross Sales, Net Sales, and Net Profits or Net Losses as provided herein. All such verifications shall be conducted at the expense of the Auditing Party and not more than once in each calendar year. In the event such audit concludes that adjustments should be made in the Auditing Party’s favor, then any appropriate payments (plus accrued interest at a rate announced by the Bank of America as its prime rate in effect on the date that such payment was first due plus three percent (3%) for the period starting from the date the payment was first due ending on the date the payment was

CONFIDENTIAL TREATMENT REQUESTED
made) shall be paid by the Audited Party within thirty (30) days of the date the Audited Party receives the Auditing Party’s accounting firm’s written report so concluding, unless the Audited Party shall have a good faith dispute as to the conclusions set forth in such written report, in which case the audited Party shall provide written notice to the Auditing Party within such thirty (30) day period of the nature of its disagreement with such written report. The Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to dispute resolution in accordance with Section 12.7 hereof. The fees charged by such accounting firm shall be paid by the Auditing Party unless the audit discloses that adjustments in favor of the Auditing Party for the period are five percent (5%) or more of the aggregate amount paid or payable by the Audited Party to the Auditing Party during the period, in which case the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. The Parties agree that all information subject to review under this Section 6.7 is confidential and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions of Article 8 hereof.
          6.7.2. In addition to the foregoing, Alimera shall permit an independent certified public accountant retained by UKRF to inspect the records and books of account described in Section 6.7.1 during normal business hours and upon reasonable notice to the extent required by the UKRF Licenses. Such right of inspection shall last for two (2) years following the end of the calendar quarter to which such records and books of account pertain, shall be limited solely to those matters directly related to CDS royalty obligations under the UKRF Licenses, and shall be allowed no more than once a year.
ARTICLE 7 INTELLECTUAL PROPERTY
     7.1 CDS-Prosecuted Patent Rights.
          7.1.1. Filing, Prosecution and Maintenance. CDS shall have primary responsibility for and control over the preparation, filing, prosecution and maintenance of (a) any of the CDS Existing Patent Rights, (b) any Patent Rights included within the CDS Improvements, and (c) any Patent Rights included within the Alimera Improvements that fall within the definition of or relate to the CDS Core Technology (collectively, the “CDS-Prosecuted Patent Rights”). For CDS-Prosecuted Patent Rights, CDS shall have the authority to select patent counsel, and to determine the form and content of such prosecution documents and to make all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so.
          7.1.2. CDS Patent Costs. Alimera shall be responsible for reimbursement of CDS Patent Costs only in the jurisdictions identified in Exhibit 1.15 as follows: the CDS Patent Costs in such jurisdictions paid up to the first Product Profitability Date shall be Direct Development Costs, as provided in Section 1.34, and shall be paid by CDS, and Alimera shall reimburse CDS fifty percent (50%) (subject to the last sentence of this paragraph) for all such

CONFIDENTIAL TREATMENT REQUESTED
costs paid by CDS within thirty (30) days after the date of invoice by CDS. The CDS Patent Costs paid after the first Product Profitability Date shall be paid by CDS, and Alimera shall reimburse CDS fifty percent (50%) (subject to the last sentence of this paragraph) for all such costs paid by CDS within thirty (30) days after the date of invoice by CDS in accordance with Section 4.4. The list of countries identified in Exhibit 1.15 may be amended (i.e., to add or to drop one or more countries) only upon mutual agreement by the Parties. If, after the Effective Date of the Original Agreement, CDS grants to any Third Party a license to any of the CDS-Prosecuted Patent Rights for which Alimera has continuing reimbursement obligations, thereafter Alimera’s share of costs for those particular CDS-Prosecuted Patent Rights shall be reduced on a per capita basis during the term of such license (by way of example, if CDS grants a license to one Third Party to any of the CDS-Prosecuted Patent Rights, Alimera’s share of costs for those particular CDS-Prosecuted Patent Rights shall be [*]).
          7.1.3. Communication. CDS shall provide Alimera with copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of CDS-Prosecuted Patent Rights in countries identified in Exhibit 1.15. Alimera may provide comments and CDS will give good faith consideration thereto. In order to facilitate Alimera’s rights to comment, CDS shall provide copies of all such official correspondence and any proposed responses by CDS at least ten (10) business days prior to any filing or response deadlines. In the event that the Parties have a material disagreement relating to the prosecution or maintenance of any of the CDS-Prosecuted Patent Rights (other than a determination by CDS to abandon any CDS-Prosecuted Patent Rights as described below), CDS shall have the right to decide on the course of action. Thereafter, Alimera may choose not to pay any portion of the CDS Patent Costs associated with the applicable CDS-Prosecuted Patent Rights. In the event that Alimera chooses not to pay for one or more countries, then, with respect to such countries, (a) the license for the applicable CDS-Prosecuted Patent Rights shall automatically terminate, and (b) CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4).
          7.2 Abandonment. CDS shall not abandon prosecution or maintenance of any CDS-Prosecuted Patent Rights already pending in any country identified in Exhibit 1.15 without notifying Alimera in a timely manner of CDS’ intention and reason therefore and providing Alimera with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such Patent Rights as set forth below. For avoidance of doubt, for CDS-Prosecuted Patent Rights, CDS has the sole discretion to decide whether or not to file in a country, and a decision not to file in a country shall not be deemed as abandonment of CDS-Prosecuted Patent Rights in that country for purpose of this Article 7. In the event that CDS abandons prosecution or maintenance of CDS-Prosecuted Patent Rights in any country identified in Exhibit 1.15 at any time during the Term of this Agreement, Alimera may assume prosecution responsibility therefor in the name of CDS, and such patent costs shall be paid by Alimera and CDS shall reimburse Alimera for [*] of such patent costs within thirty

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(30) days after the date of invoice from Alimera (the “CDS Reimbursement Amount”). In the event that CDS fails to reimburse Alimera within the time period as specified above, any future payment to CDS shall be decreased by an amount that is calculated as follows: the amount of the non-reimbursed CDS Reimbursement Amount is multiplied by [*], and that amount is compounded annually at the compounding rate of [*] per annum, for any period in which any portion of such costs remains non-reimbursed. CDS may pay all or any portion of the unpaid CDS Reimbursement Amount plus any interest accrued and due at any time.
     7.3 Alimera-Prosecuted Patent Rights.
          7.3.1. Filing, Prosecution and Maintenance. Alimera shall have primary responsibility for and control over the preparation, filing, prosecution and maintenance of any Patent Rights included within Alimera Improvements that are not CDS-Prosecuted Patent Rights (“Alimera-Prosecuted Patent Rights”). For Alimera-Prosecuted Patent Rights, Alimera shall have the authority to select patent counsel, and to determine the form and content of such prosecution documents and to make all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so. Alimera shall be solely responsible for Alimera Patent Costs and such costs shall be neither Direct Development Costs nor Direct Commercialization Costs. Alimera shall provide CDS with copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of Alimera-Prosecuted Patent Rights.
          7.3.2. Abandonment. Alimera shall not abandon prosecution or maintenance of any Alimera-Prosecuted Patent Rights in the Territory without notifying CDS in a timely manner of Alimera’s intention and reason therefore and providing CDS with reasonable opportunity to comment upon such abandonment and to assume responsibility for prosecution or maintenance of such Alimera-Prosecuted Patent Rights. For avoidance of doubt, for Alimera-Prosecuted Patent Rights, Alimera has the sole discretion to decide whether or not to file in a country, and a decision not to file in a country shall not be deemed as abandonment of Alimera-Prosecuted Patent Rights in that country for purpose of this Article 7. In the event that Alimera abandons prosecution or maintenance of Alimera-Prosecuted Patent Rights in any country in the Territory, CDS may assume prosecution responsibility for such Patent Rights in that country, and thereafter such Patent Rights will cease being Alimera-Prosecuted Patent Rights and will become CDS-Prosecuted Patent Rights. Notwithstanding the foregoing, if Alimera, acting in good faith, grants a Third Party prosecution rights with respect to any Alimera-Prosecuted Patent Rights, then CDS’ rights under this Section 7.2.2 shall be subject to the rights granted to such Third Party.
     7.4 Information Disclosure; Cooperation. Each Party shall disclose and make available to the other Party all material information controlled by such Party that is reasonably necessary for the other Party to perform its obligations and exercise its rights under this Article 7, including the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Article 7. All such information shall be disclosed to the other Party

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reasonably promptly after it is first developed or learned or its significance is first appreciated. Without limiting the foregoing, each Party agrees to disclose and make available to the other Party all Alimera Improvements and CDS Improvements, as applicable. Neither Alimera nor CDS shall publicly disclose any Alimera Improvements before the Party responsible for filing and prosecuting such Improvements has an opportunity to make appropriate patent filings. Each Party agrees to cooperate with the other Party with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Article 7.
     7.5 Employees and Sublicensees Assignment of Inventions. Each Party shall cause all of its employees, Affiliates, contractors, sublicensees, consultants, clinical investigators and agents, acting under authority from such Party or its sublicensees, (i) to enter into written agreements pursuant to which each such person or entity assigns to such Party all Improvements and other Inventions that such individual or entity discovers, develops, creates, conceives or reduces to practice in the course of their relationship with such Party or its sublicensees; and (ii) to execute such other documents and take such other actions as may be necessary to effectuate the foregoing assignments. Each Party agrees to undertake to enforce the agreements referenced in this Section 7.5 (including, where appropriate, by legal action).
     7.6 Infringement
          7.6.1. Notification. Each party shall promptly report in writing to the other Party during the Term of this Agreement any known infringement or suspected infringement of any of its Patent Rights that covers a Product and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.
          7.6.2. Prosecution. CDS shall have the initial right, but not the obligation, to initiate or prosecute an infringement or other appropriate suit or action against any Third Party who at any time has infringed or is suspected of infringing (an “Infringer”), any of the CDS Patent Rights covering a Product. CDS shall give Alimera sufficient advance notice of its intent to file said suit and the reasons therefore, and shall provide Alimera with an opportunity to make suggestions and comments regarding such filing; provided, however, that Alimera shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by CDS, and further provided that it shall be within CDS’ sole discretion whether to incorporate such suggestions or comments. CDS shall keep Alimera reasonably informed of the status and progress of the litigation. CDS shall have the sole and exclusive right to select counsel for any such suit and action and shall pay [*] including, but not limited to, attorneys’ fees and court costs. If CDS has not taken legal action or been successful in obtaining cessation of the infringement within (a) ninety (90) days from the date of notice by Alimera under Section 7.6.1; (b) thirty (30) days after Alimera notifies CDS that Alimera would like to move for injunctive relief; or (c) ten (10) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement (e.g., as may be required under the

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Hatch-Waxman Act and 35 USC §271), then subject to any rights granted to B&L under the B&L Agreement to enforce or prosecute any Patent Rights owned or Controlled by CDS, Alimera shall have the right to bring suit against an Infringer at Alimera’s own expense. This right of Alimera to bring suit, as well as to continue an existing suit, is also conditioned on all of the following requirements:
     (i) The allegedly infringing product, device or method (collectively, the “Accused Device”) falls within the definition of Product;
     (ii) If Alimera owns (or has licensed from a Third Party and has the right to enforce) any patent(s) that reads on the Accused Device practiced by the Infringer, Alimera will include in the complaint one or more claims alleging infringement of all such other patent(s);
     (iii) Alimera has provided evidence to CDS that there is a good faith basis to believe that the Accused Device is being prepared for Commercialization or is already Commercialized;
     (iv) Alimera shall keep CDS reasonably and timely informed of the pre-litigation and litigation issues and strategy (including, without limitation, furnishing copies of communications, pleading, and other documents and keeping CDS informed of settlement efforts and developments), and shall obtain suggestions and strategy from CDS, including during pre-trial motions and discovery;
     (v) In the instance of litigation issues and strategies pertaining to defenses or setting strategy for the scope of claims, Alimera shall incorporate all reasonable suggestions and strategy from CDS as may be deemed appropriate in the reasonable business judgment of CDS; and
     (vi) Except for joining the legal actions described in this Section 7.6.2 as a party at Alimera’s request and matters discussed in the following paragraph, CDS shall have no obligation regarding such actions unless required to participate by law or contract. However, CDS shall have the right to participate in any such actions through its own counsel and at its expense.
Upon request of the other Party, either Party shall join as a party to the suit, at the other Party’s reasonable expense, and shall offer reasonable assistance to the other Party in connection therewith at the other Party’s reasonable expense. Any damages, royalties, settlement fees or other consideration for infringement resulting from such suit shall be distributed as follows: (i) first, each Party shall be reimbursed for its reasonable out-of-pocket costs paid in connection

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with the proceeding; and (ii) thereafter, shall be [*] in accordance with the percentages set forth in the first sentence of Section 6.5.1. Neither Party shall settle any such action or otherwise consent to an adverse judgment in any such action that adversely affects the rights or interests of the other Party under this Agreement, including, without limitation, issues of validity of the CDS Patent Rights, without the prior written consent of the other Party.
          7.6.3. Notification of Third Party Claim. Each Party shall promptly report in writing to the other Party during the Term of this Agreement any claim or allegation by any Third Party that the development or Commercialization of any Product infringes the intellectual property rights of any Third Party and shall provide the other Party with all available evidence supporting said infringement or suspected infringement.
          7.6.4. Responsibility. Subject to any rights granted to B&L under the B&L Agreement, Alimera shall have the initial right, but not the obligation, to defend any suit or action initiated by any Third Party alleging solely that a Product developed or Commercialized hereunder has infringed, or is suspected of infringing any Third Party intellectual property rights. Upon Alimera’s request, CDS shall offer reasonable assistance to Alimera in connection therewith at Alimera’s expense. Alimera shall give CDS advance notice of its intent to defend any said suit and shall provide CDS with an opportunity to make suggestions and comments regarding such defense; provided, however, that CDS shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by Alimera, and further provided that it shall be within Alimera’s sole discretion whether to incorporate such suggestions or comments. Alimera shall keep CDS reasonably informed of the status and progress of the litigation. Alimera shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys’ fees and court costs. Alimera shall have the right to settle any such litigation and shall specifically have the right, whether or not litigation commences, to negotiate a license or other rights from any Third Party authorizing the use of Third Party intellectual property rights in connection with Products; provided, however, that Alimera shall not settle any such action, or otherwise consent to an adverse judgment in any such action, or make any admission in any such license and negotiation that adversely affects the rights or interests of CDS under this Agreement, including, without limitation, issues of validity of the CDS Patent Rights, without the prior written consent of CDS. Any such license shall be at arm’s length and otherwise on terms and conditions as may be deemed appropriate in the reasonable business judgment of Alimera. Alimera shall provide CDS with a copy of any such license promptly after its execution. All reasonable costs incurred in connection with such litigation and any amounts payable to the Third Party relating to Products under such license shall constitute Direct Commercialization Costs as follows: (i) any litigation, negotiation or settlement-related costs and expenses or up-front payments shall be deemed to be a Direct Commercialization Cost of Product or Products as reasonably allocated by Alimera in good faith, subject to the dispute resolution procedures provided for in Section 12.7; (ii) any royalties on net sales or similar payments calculated by reference to sales shall be

[*]	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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allocated to Products on a Product-by-Product and country-by-country basis; (iii) any other amounts (e.g., milestone payments or patent reimbursement fees) shall be reasonably allocated by Alimera to one or more Products in good faith, subject to the dispute resolution procedures provided for in Section 12.7. If Alimera recovers any damages or any other payments, by way of settlement or otherwise, in connection with any counterclaim made by it in any such actions, such damages shall be considered “Net Sales” for purposes of this Agreement.
     If Alimera does not defend a claim, suit or proceeding as set forth above within ninety (90) days of the date Alimera was reasonably aware or notified of the Third Party claim alleging infringement (or within such shorter period as may be necessary for submitting or filing a response), then CDS may, in its sole discretion, elect to defend such claim, suit or proceeding, using counsel of its own choice and the provisions of Section 7.6.4 shall apply as if the term “CDS” were changed to “Alimera” and the term “Alimera” were changed to “CDS.”
     7.7 Marking. Alimera and any Affiliates or sublicensees shall mark all Products with the numbers of all patents included in CDS Technology that cover the Products. Without limiting the foregoing, all Products shall be marked in such a manner as to conform with the patent laws of the country to which such Products are shipped or in which such products are sold, including, but not limited to, the requirements of 35 U.S.C. §287.
     7.8 Trademarks. Alimera shall be free to adopt, use and register in any trademark offices any trademarks for use with a Product in its sole discretion. Subject to Section 11.5.2, Alimera shall own all right, title and interest in and to any such trademark in its own name during and after the Term of this Agreement.
          7.8.1. The “MEDIDUR” Mark. CDS hereby grants to Alimera a royalty-free non-exclusive right and license, with right to sublicense, to use the “MEDIDUR” mark Controlled by CDS on or in connection with any Products marketed, distributed or sold pursuant to this Agreement. Alimera shall not use the “MEDIDUR” mark in direct association with another mark such that the two marks appear to be a single mark or in any other composite manner with any marks of Alimera or any Third Party. Alimera shall cause to appear on all items bearing the “MEDIDUR” mark such legends, markings and notices as may be required by applicable law or reasonably requested by CDS to establish, perfect, defend or exploit the proprietary character of the “MEDIDUR” mark. Alimera shall not grant, attempt to grant, or record anywhere, a security interest in the “MEDIDUR” mark. Alimera hereby assigns and will assign any goodwill associated with its use of the “MEDIDUR” mark to CDS. CDS has the right to control the quality of the Products Commercialized in connection with the commercial exploitation of the MEDIDUR Mark as follows: (1) CDS may, in its sole discretion and upon at least ten (10) days prior written notice, during regular business hours, carry out periodic reasonable inspections of the related operation of Alimera, its Affiliates, subcontractors and

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sublicensees, provided that such inspections are limited to information necessary to ensure the quality of the Products Commercialized, and (2) Alimera agrees to reasonably cooperate, and to cause its Affiliates, subcontractors and sublicensees to cooperate, with such periodic inspections of its related operations upon at least ten (10) days prior written notice by CDS. Alimera acknowledges and agrees that the “MEDIDUR” mark shall remain the property of CDS. ALIMERA ACKNOWLEDGES AND AGREES THAT THE “MEDIDUR” MARK IS PROVIDED ON AN “AS IS” BASIS AND THAT CDS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT. CDS is not obligated to (i) file any application for registration of the “MEDIDUR” mark, or to secure any rights in the “MEDIDUR” mark, (ii) to maintain the “MEDIDUR” mark, or (iii) to police or pursue (including for infringement) any Third Parties using the “MEDIDUR” mark.
     7.9 UKRF Licenses and B&L Agreement. CDS shall not amend or modify any of the UKRF Licenses or the B&L Agreement, or waive any right thereunder, in any manner that would adversely affect Alimera’s rights hereunder without the prior written authorization of Alimera.
ARTICLE 8 CONFIDENTIALITY
     8.1 Confidentiality. Except as otherwise provided in this Article 8, each Party shall maintain Confidential Information of the other Party in confidence and shall not disclose Confidential Information of the other Party to any Third Party and shall not use Confidential Information of the other Party except as expressly authorized under this Agreement. “Confidential Information” shall mean any and all information (whether in written, electronic, visual, verbal or other form) received from the other Party or its representatives, including, but not limited to, all information relating to any technology, product, method, process or intellectual property of such disclosing Party (including, but not limited to, Patent Rights, and other owned or licensed intellectual property rights, data, Know-How, samples, technical and non-technical materials and specifications), as well as any business plan, financial information, research data or results, or other confidential commercial information of or about such disclosing Party; provided, however, that Confidential Information shall not include any information that: (a) is or becomes part of the public domain other than by unauthorized acts or omissions of the Party obligated not to disclose such Confidential Information or its employees, directors, officers, or agents (collectively, the “Receiving Party”); (b) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party; provided, however, that such Third Party had no obligation of confidentiality or non-use to the disclosing party with respect to such Confidential Information; or (c) can be shown by written documents to have been in the

CONFIDENTIAL TREATMENT REQUESTED
possession of the Receiving Party prior to disclosure by the disclosing Party; provided, however, that such Confidential Information was not obtained directly or indirectly from the other Party to this Agreement pursuant to a confidentiality agreement. Notwithstanding any other provisions of this Article, Alimera Know-How shall be Confidential Information of Alimera and CDS Technology shall be Confidential Information of CDS.
     8.2 Disclosure. A Party may disclose Confidential Information (a) to its employees on a need-to-know basis, provided that such employees agree in writing to non-use and non-disclosure obligations essentially the same as those set forth herein and to keep the Confidential Information confidential to the same extent as such Party is required to keep the Confidential Information confidential; (b) to its directors, Affiliates, accountants, attorneys, lenders and other financing sources, provided that the Party making such disclosure will advise the recipients that such information is confidential and of the terms of this Section 8 and that by receiving such information, the recipients are agreeing to be bound by such provisions; (c) to Third Parties on a need-to-know basis in connection with (i) a proposed merger, acquisition or other comparable transaction solely for the purpose of evaluating, negotiating and, if applicable, consummating such transaction, (ii) a proposed offering of securities solely for purpose of evaluating, negotiating and, if applicable, consummating such offering, (iii) strategic consulting advice solely for the purpose of rendering such advice, and (iv) a proposed license or sublicense of the technology or intellectual property, or portion thereof, licensed hereunder as permitted under this Agreement solely for the purpose of evaluating, negotiating and, if applicable, consummating such license or sublicense; provided that the Party making such disclosure in the case of (i), (ii), (iii) and (iv) will advise the recipients that such information is confidential and of the terms of this Section 8 and that such recipients shall agree in writing to non-use and non-disclosure obligations essentially the same as those set forth herein; (d) to government or other regulatory authorities to the extent that such disclosure is required by law, regulation or order (i) in connection with the filing, prosecution or maintenance of patents for which the Party disclosing the Confidential Information has responsibility or is permitted under this Agreement to file, prosecute and maintain, or (ii) to obtain authorizations to conduct clinical trials of, and to Commercialize, Product pursuant to this Agreement; and (e) as required by any applicable law, order, regulation, rule or ruling of any governmental entity, court or stock exchange, provided that the Party required to make such disclosure will provide prompt prior written notice of such request or requirement to the other Party (if legally permissible and feasible) so that the other Party may seek, at its expense, an appropriate protective order or other remedy, and in the absence of a protective order, will consult with the other Party about the extent and nature of such disclosure, will disclose only that portion of the Confidential Information that is required or compelled to be disclosed and will exercise commercially reasonable efforts to obtain confidential treatment (if legally permissible and practicable) with respect to such disclosure.

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     8.3 Disclosure of Agreement. Disclosure of the execution and terms of this Agreement shall be made in the form of a mutually acceptable press release on the Amendment Effective Date (and in the case of CDS, a report on Form 8-K); and neither Party shall make any public disclosure with respect to or describing the Agreement (including the relationship of the Parties hereunder and the terms thereof) that is contrary to or inconsistent with the substance in such press release or the Agreement.
     8.4 Disclosure of Product Achievements. Prior to making disclosure of the achievement of any event relating to a Product, including any results of clinical trials, Alimera shall provide CDS with prompt prior written notice (if feasible) of such disclosure, will provide CDS with a copy of such disclosure reasonably in advance (together with all data underlying such disclosure unless previously provided to CDS), and will reasonably consult in advance with CDS with respect thereto.
ARTICLE 9 REPRESENTATIONS AND WARRANTIES
     9.1 Representations and Warranties of CDS. CDS represents and warrants as of the Amendment Effective Date that:
          (a) CDS is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;
          (b) CDS has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Alimera in this Agreement;
          (c) CDS has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
          (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of CDS enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
          (e) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;
          (f) CDS is the sole and exclusive owner or the licensee of CDS Existing Patent Rights;

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          (g) to the best of CDS’ knowledge, no claim has been threatened or asserted that the practice of any patent or patent application listed in Exhibit 1.11A infringes patent rights of any Third Party;
          (h) CDS has not received any complaint, demand or notice from a Third Party in writing challenging the validity or enforceability of any patent listed in Exhibit 1.11A;
          (i) CDS has no present intention [*] any patent listed in Exhibit 1.11A and has not instructed its patent counsel or taken any other actions [*] any patent listed in Exhibit 1.11A;
          (j) CDS is in compliance in all material respects with the UKRF Licenses and the B&L Agreement; to CDS’ knowledge, there is no noncompliance by UKRF or B&L under the UKRF Licenses and the B&L Agreement, respectively, other than noncompliance that would not adversely affect Alimera’s rights hereunder; and
          (k) neither CDS nor any of its Affiliates has initiated for CDS a filing for protection under the bankruptcy laws, an assignment for the benefit of creditors, appointment of a receiver or trustee over its property or any similar undertaking.
     9.2 Representations and Warranties of Alimera. Alimera represents and warrants as of the Amendment Effective Date that:
          (a) Alimera is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.
          (b) Alimera has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to CDS in this Agreement;
          (c) Alimera has taken all necessary action to authorize the execution, delivery and performance of this Agreement;
          (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Alimera enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, affecting creditors’ and contracting parties’ rights generally and except as enforceability maybe subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
          (e) the performance of its obligations under this Agreement will not conflict with Alimera’s charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

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          (f) to the knowledge of Alimera, Alimera is the sole and exclusive owner of the Alimera Know-How;
          (g) to the best of Alimera’s knowledge, no claim has been threatened or asserted that the practice of any patent or patent application listed in Exhibit 1.11A infringes patent rights of any Third Party;
          (h) Alimera has not received any complaint, demand or notice from a Third Party in writing challenging the validity or enforceability of any patent listed in Exhibit 1.11A; and
          (i) Alimera has no present intention to seek reexamination of any patent listed in Exhibit 1.11A and has not instructed its patent counsel or taken any other actions to seek reexamination of any patent listed in Exhibit 1.11A.
     9.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY CDS TECHNOLOGY, CDS KNOW-HOW, ALIMERA IMPROVEMENTS, ALIMERA KNOW-HOW, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, SCOPE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.
     9.4 Limited Liability. EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS UNDER ARTICLE 8 or ARTICLE 10, NEITHER CDS NOR ALIMERA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.
ARTICLE 10 INDEMNITY
     10.1 Cross Indemnity. Each Party (the “Indemnifying Party”) agrees to defend, indemnify and hold the other party (the “Indemnified Party”), its Affiliates and their respective directors, officers, employees and agents and their respective heirs and assigns harmless from all Third Party claims, actions, losses, damages, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees) (each, a “Loss”) arising as a result of (a) a breach by the Indemnifying Party of any of its representations, warranties or obligations under this Agreement, (b) actual or asserted violations of any applicable law or regulation by the Indemnifying Party or any of its employees, Affiliates, sublicensees, consultants, or other agents in connection with the research, development, manufacture, distribution, marketing, promotion, sale, or use of Products, or the reporting requirements for Products, including, but not limited to, any allegation or

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determination that a Product has been adulterated, misbranded, mislabeled or otherwise is not in compliance with any applicable law or regulation, or (c) except as provided in Section 7.6.4 or 10.5, bodily injury, death, property damage or other harm or damage attributable to the research, development, manufacture, distribution, marketing, promotion, sale or use of any Products by the Indemnifying Party or its employees, Affiliates, sublicensees, consultants, or other agents.
     10.2 Limitation on Indemnity Obligations. A Party, its Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Sections 10.1 to the extent the Loss for which indemnification is sought was caused by the negligence, or by the reckless or intentional misconduct or omission, of such Party or its directors, officers, employees or agents.
     10.3 Procedure. If an Indemnified Party intends to claim indemnification under Article 10, the Indemnified Party shall notify the Indemnifying Party of any Loss in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof with counsel mutually satisfactory to the Parties. Notwithstanding the prior sentence, if CDS is the Indemnifying Party based on a claim for indemnification by Alimera, then Alimera agrees to use CDS’ counsel as common counsel to the extent the Parties’ interests are aligned; provided that if the Parties’ interests diverge after they have used common counsel of CDS’ choosing, the common counsel may continue to represent CDS and not be subject to disqualification on account of the common representation. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action, shall relieve such Indemnifying Party of liability to the Indemnified Party under Article 10 only to the extent that the delay adversely affects Indemnifying Party’s rights or ability to defend such claim or action, but the failure so to deliver notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party otherwise than under Article 10. The Indemnified Party under Article 10 shall provide reasonable assistance to the Indemnifying Party and its legal representatives, at the Indemnifying Party’s expense, in the investigation of any action, claim or liability covered by this indemnification. The Indemnifying Party shall additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnified Party in establishing its claim for indemnity. Except as provided in the last sentence of this Section 10.3, the indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably or delayed. Indemnifying Party shall not, without the written consent of Indemnified Party, settle or compromise any Loss or consent to the entry of any judgment with respect to any Loss (a) that does not release Indemnified Party from all liability with respect to such Loss or (b) which may materially adversely affect Indemnified Party or under which

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Indemnified Party would incur any obligation or liability, other than one as to which Indemnifying Party has an indemnity obligation hereunder. If Indemnifying Party, within ten (10) days of receiving notice of a Loss or such shorter period as may be necessary for submitting or filing a response, fails to assume the defense of such Loss or fails to notify Indemnified Party that is assuming such defense, Indemnified Party shall have the right to assume the defense, compromise or settlement of such Loss at the risk and expense of Indemnifying Party.
     10.4 Insurance. Each Party shall maintain, and shall cause its Affiliates and each sublicensee conducting activities under this Agreement to maintain, at such Party’s, an Affiliate’s, or sublicensee’s sole expense, appropriate product liability insurance coverage in amounts reasonably determined by the Party from time to time but at least sufficient to insure against claims which may arise from the performance of obligations or exercise of rights granted under this Agreement or from indemnification obligations under this Article 10, but in no event shall a Party’s insurance coverage be in an amount less than $5,000,000 per occurrence and $10,000,000 annual aggregate. The policy of insurance shall contain a provision of non-cancellation except upon the provision of thirty (30) days notice to the other Party. The policy of insurance with respect to any Product that would, absent the licenses herein, infringe a Valid Claim under a patent licensed under one or more of the UKRF Licenses shall contain an endorsement naming UKRF, and the University of Kentucky (and its Board of Trustees, agents, officers, and employees) as additional insureds. Each Party shall maintain such insurance commencing on the Effective Date and for so long as it continues to research, produce, develop, manufacture, distribute, sell or use the Products, and thereafter for so long as each Party maintains insurance for itself covering such manufacture or sales.
     10.5 Product Liability Claims. If either Party incurs any losses, costs, damages (including amounts paid in settlement of claims), fees (including reasonable attorneys’ fees) or expenses arising out of any Third Party claim relating to injuries or death resulting from the use of any Product developed or Commercialized pursuant to this Agreement, then such losses, costs, damages, fees or expenses that are not attributable to the gross negligence and/or willful misconduct of a Party and are not covered by an insurance policy (“Product Liability Losses”) shall be Direct Commercialization Costs. If CDS incurs Product Liability Losses, Alimera shall reimburse CDS for [*] of the Product Liability Losses within forty-five (45) days of receipt of a request for reimbursement for such Product Liability Losses. If either Party incurs any losses, costs, damages (including amounts paid in settlement of claims), fees (including reasonable attorneys’ fees) or expenses arising out of any Third Party claim relating to injuries or death resulting from the use of any Product developed or Commercialized pursuant to this Agreement, then to the extent such losses, costs, damages, fees or expenses are attributable to the gross negligence and/or willful misconduct of a Party, such Party shall bear [*] of such losses, damages, fees or expenses.

[*]	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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ARTICLE 11
TERM AND TERMINATION
     11.1 Term. If not earlier terminated as provided in this Article 11, the term of this Agreement (the “Term”) shall commence on the Effective Date and expire upon the later of (i) ten (10) years after the Effective Date, or (ii) the expiration or abandonment of the last Valid Claim included in the CDS Patent Rights, or (iii) as long as Alimera, any Affiliate of Alimera or any sublicensee is selling a Product in any part of the Territory.
     11.2 Termination for Default by Either Party. Either Party may terminate this Agreement (i) upon the occurrence of a breach of a material term of this Agreement (other than a material breach described in clause (ii) below or in Section 11.5) if the breaching Party fails to remedy such breach within thirty (30) days after notice thereof by the non-breaching Party or, with respect to a breach (other than a failure to make a payment) that cannot be cured within such period, then such longer period (up to 90 days) as may be reasonably necessary, using Commercially Reasonable Efforts, to cure the breach, or (ii) if the other Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than sixty (60) days. Upon termination, the non-breaching Party shall, subject to the dispute resolution procedures set forth in Section 12.7, have the right, in its sole discretion, to seek any other rights or remedies available to it at law or in equity. Any Event of Default pursuant to and as defined in the Alimera Note shall constitute a breach of a material term of this Agreement by Alimera. A Liquidity Event Failure pursuant to and as defined in the Alimera Note shall constitute a breach of a material term of this Agreement by Alimera. The third occurrence of an Interest Payment Default (as defined in the Alimera Note), Scheduled Payment Default (as defined in the Alimera Note), or any combination thereof, on different days and not simultaneously, (notwithstanding any intervening cure or waiver, other than a waiver in writing relating specifically to this sentence of this Section 11.2, and notwithstanding the termination of the Alimera Note) shall constitute a breach of a material term of this Agreement by Alimera. For the sake of clarity, as provided in the Alimera Note, in the event of a Liquidity Event Failure or if this Agreement shall have been terminated because there shall have occurred three Interest Payment Defaults, Scheduled Payment Defaults, or any combination thereof, on different days and not simultaneously (the simultaneous occurrence of an Interest Payment Default and a Scheduled Payment Default on the same day constituting one such occurrence), the Alimera Note shall immediately and without further action be cancelled, and Alimera shall have no obligation to pay any principal amount of such Alimera Note then outstanding or any accrued and unpaid interest thereon.
     11.3 Intentionally omitted.
     11.4 Intentionally omitted.

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     11.5 Termination for Abandonment. For purposes of this Section 11.5, “Abandonment” by Alimera or to “Abandon” shall mean delivery of a written election by Alimera to abandon this Agreement with respect to a Product. If Alimera Abandons a Product pursuant to this Section 11.5, then CDS’ sole remedy shall be termination with respect to such Product pursuant to this Section 11.5 and Section 11.5.2. Solely for purposes of this Section 11.5 (including 11.5.2), the term “Product” shall have the meaning set forth in Section 1.77 except that in (E) and (4) the words “in a particular country” shall be omitted, in the next to last sentence the words “in each country” shall be omitted, and in the last sentence example (ii) shall be omitted.
          11.5.1. Intentionally omitted.
          11.5.2. Effect of Abandonment by Alimera. In the event that CDS terminates this Agreement with respect to a Product in the Territory for Abandonment of that Product by Alimera under this Section 11.5, the rights and licenses granted to Alimera pursuant to Article 5 shall terminate with respect to that Product in the Territory and the Parties shall negotiate in good faith a license agreement under which Alimera shall grant to CDS a non-exclusive license to any Alimera Know-How related to such Product. After termination with respect to such Product as set forth in this Section 11.5 and at CDS’ request: (a) any and all Confidential Information and materials solely related to such Product provided by CDS pursuant to this Agreement shall be promptly returned by Alimera to CDS, (b) Alimera shall promptly deliver to CDS copies of all Clinical IP owned or Controlled by Alimera and necessary or useful to the development or Commercialization of such Product and Alimera shall not use any such Clinical IP thereafter for any regulatory applications or filings for such Product, provided that the foregoing shall not prevent Alimera from using such Clinical IP for other Products or from performing preclinical and clinical studies or other research of any nature, including research that reproduces data contained in the Clinical IP, or from using the results of such research in regulatory applications or filings or for any other purpose, (c) if Alimera has applied for or obtained any Approvals in any country for the Product, then Alimera shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to CDS of such applications or Approvals, (d) any regulatory filings for the Product which have been submitted in Alimera’s name, subject to FDA approval, will be transferred to CDS’ name, (e) Alimera will assign to CDS all of its right, title and interest in any trademark under which Alimera shall solely have marketed the Product or registered for use solely with such Product together with the goodwill associated therewith, and (f) CDS shall no longer be bound by Section 5.1.2(1), (2), (3) or (4) with respect to the Product Abandoned by Alimera. Termination of this Agreement with respect to the Product shall be CDS’ sole and exclusive remedy under this Agreement for Abandonment of that product by Alimera, except that Alimera shall promptly pay to CDS all Development Payments that Alimera owes CDS as of

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the date of termination (the “Alimera Abandonment Amount”), provided that, from and after the date of termination, interest on any unpaid Alimera Abandonment Amount shall accrue at [*] (rather than at [*]), compounded annually, until such costs have been paid; further provided that the accrual of such interest or payment shall not preclude CDS from seeking full payment of amounts owed under this Section 11.5.2.
     11.6 Effect of Expiration or Termination of the Agreement. Except as expressly provided herein, the expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination and all rights and licenses granted under this Agreement shall be terminated. In the event of termination of this Agreement pursuant to Section 11.2, (a) any and all Confidential Information and materials provided by the non-breaching Party to the breaching Party pursuant to this Agreement shall be promptly returned by the breaching Party to the non-breaching Party, and (b) the breaching Party shall not use any Clinical IP arising from the activities conducted under this Agreement at any time thereafter; provided that the foregoing shall not prevent the breaching Party from performing preclinical and clinical studies or other research of any nature, including research that reproduces data contained in the Clinical IP, or from using the results of such research in regulatory applications or filings or for any other purpose.
     11.7 Survival of Provisions Upon Expiration or Termination. The provisions of Articles 8, 10 and 11, and Sections 5.2 (in the event of termination of this Agreement by CDS under Section 11.5.2), 5.4, 5.5, 5.6, 5.9, 9.3, 9.4, 11.5.2 (in the event of termination of this Agreement by CDS under Section 11.5), 11.6, 12.5, 12.6 and 12.7 shall survive the expiration or termination of this Agreement for any reason.
ARTICLE 12 MISCELLANEOUS
     12.1 Interpretation.
          (a) If an ambiguity or a question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
          (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions

[*]	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED
on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person’s permitted successors and assigns, (D) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof unless specifically stated, (E) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion and unless otherwise stated; and (F) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement unless otherwise noted.
     12.2 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign its rights and obligations under this Agreement in connection with a Change of Control of such Party; provided, however, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     12.3 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
     12.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

CONFIDENTIAL TREATMENT REQUESTED

If to CDS:	pSivida, Inc.
400 Pleasant Street
Watertown, MA 02472
Attention: President
Fax: (617)-926-5050

With a copy to:	pSivida, Inc.
400 Pleasant Street
Watertown, MA 02472
Attention: General Counsel
Fax: (617) 926-5050

With a copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Susan Galli, Esq.
Fax: (617) 951-7050

If to Alimera:	Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Attention: President
Fax: (678) 990-5744

With a copy to:	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
610 Lincoln Street Waltham, MA 02451 Attention: Jay Hachigian, Esq. Fax: (781) 622-1622
     12.5 Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any suit brought by Alimera arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and Alimera hereby consents to the jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Any suit brought by CDS arising under or relating to this Agreement shall be brought in a court of competent jurisdiction in the state of Georgia, and CDS hereby consents to the jurisdiction of the state and federal courts sitting in the state of Georgia. Each Party agrees not to raise any

CONFIDENTIAL TREATMENT REQUESTED
objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the specified courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.
     12.6 Compliance with Applicable Laws. The Parties shall use their best efforts to comply with all provisions of any applicable laws, regulations, rules and orders relating to the license granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products. The Parties shall use their best efforts to obtain written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations. Notwithstanding any other provision of this Agreement, each Party (and each Affiliate and agent of the Party) may disclose the tax treatment and tax structure of the transaction and all materials of any kind (including, but not limited to, opinions and other tax analyses) that are provided to the Party relating to such tax treatment and tax structure as contemplated by section 1.6011-4(b)(3)(iii) of the Code of Federal Regulations.
     12.7 Dispute Resolution. Any disputes, other than disputes regarding the construction, validity or enforcement of patents (which disputes shall be resolved by Section 12.5), arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:
          12.7.1. Senior Management. If the dispute cannot be resolved by the Primary Contact Persons in accordance with Section 3.4 hereof, the Primary Contact Persons shall promptly notify the chief executive officer of each Party (or their designee), who shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within sixty (60) days of such notice and attempt to negotiate a settlement.
          12.7.2. Arbitration. If the chief executive officers are not able to resolve the dispute within thirty (30) days of their first meeting or within such extended period as they agree upon, either Party may submit the matter to binding arbitration in accordance with this Section 12.7.2. Except as specified below, the arbitration shall be conducted in accordance with the rules of, and under the auspices of, the American Arbitration Association (the “AAA”). The arbitration will be conducted by a single arbitrator with relevant technical expertise who is jointly selected by the Parties or, if the Parties cannot mutually agree, is selected by the AAA administrator and is not employed by and does not have a material financial relationship with, a Party or any of its Affiliates. If Alimera is the claimant, the location of the arbitration shall be in Boston, Massachusetts and if CDS is the claimant, the location of the arbitration shall be in Atlanta, Georgia. This Agreement shall remain in effect pending completion of the proceedings brought under this Section 12.7.2. Within ten (10) Business Days after the arbitrator is selected,

CONFIDENTIAL TREATMENT REQUESTED
each Party shall submit to the arbitrator that Party’s proposed resolution of the dispute and justification therefor. All arbitration proceedings must be completed within 30 days after the arbitration is convened. The Parties hereby agree that the arbitrator has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator deems reasonable and necessary with or without petition therefor by the Parties as well as the final ruling and judgment. Rulings shall be issued by written order summarizing the arbitration proceedings. Any judgment or award by the arbitrator in any dispute shall have the same force and effect as the final judgment of a court of competent jurisdiction. Nothing in this arbitration clause shall prevent either Party from seeking a pre-award attachment of assets or preliminary relief to enforce its rights in intellectual property or confidentiality obligations under this Agreement, or to enjoin any event that might cause irreparable injury, in a court of competent jurisdiction prior to an award on the merits by the arbitrator.
     12.8 Intentionally omitted.
     12.9 Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. In the event of any conflict or inconsistency between any provision of any Exhibits hereto and any provision of this Agreement, the provisions of this Agreement shall prevail. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. The Confidentiality Agreement between Alimera and CDS with an effective date of August 17, 2004 remains effective until the Effective Date of the Original Agreement, whereupon the provisions of such agreement shall survive to the extent set forth in that agreement.
     12.10 Headings. The captions to the several Articles and Sections hereof and Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.
     12.11 Independent Contractors. It is expressly agreed that CDS and Alimera shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CDS nor Alimera shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.
     12.12 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

CONFIDENTIAL TREATMENT REQUESTED
     12.13 Counterparts. This Agreement may be executed by facsimile and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     <signature page to follow>

CONFIDENTIAL TREATMENT REQUESTED
IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Collaboration Agreement as of the date first set forth above.

PSIVIDA, INC.		ALIMERA SCIENCES, INC.

By:	/s/ Lori Freedman	By:	/s/ Richard S. Eiswirth, Jr.

Name:	Lori Freedman	Name:	Richard S. Eiswirth, Jr.

Title:	VP, Corporate Affairs,	Title:	CFO

General Counsel and Secretary

CONFIDENTIAL TREATMENT REQUESTED
EXHIBITS
EXHIBIT 6.2A: NOTE

CONFIDENTIAL TREATMENT REQUESTED
EXHIBIT 6.2A
NOTE
<See attached.>

i

ALIMERA SCIENCES, INC.
Promissory Note

$15,000,000	March 14, 2008
     FOR VALUE RECEIVED, the undersigned, ALIMERA SCIENCES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of PSIVIDA INC. or registered assigns (such original payee or any assignee from time to time, the “Noteholder”), at the address specified in Section 6.2 hereof, or at such other place as the Noteholder shall from time to time have designated to the Company in writing, on the Liquidity Date, if and when it occurs, Fifteen Million and No/100ths Dollars ($15,000,000.00), and to pay interest thereon as provided in Section 2 hereof.
1. THE NOTE. This Note (the “Note”) is issued pursuant to and in accordance with Section 6.2A of the Amended and Restated Collaboration Agreement, dated as of March 14, 2008, between the Company, on the one hand, and pSivida, Inc., on the other hand (as amended and in effect from time to time, the “Collaboration Agreement”). The rights of the Noteholder therein shall be in addition to the rights of the Noteholder hereunder. Certain terms are used in this Note as specifically defined herein and these definitions are set forth or referred to in Section 5 hereof.
2. INTEREST PROVISIONS.
     2.1 Interest Rate. This Note shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from the date hereof, on the principal amount hereof from time to time unpaid, until repayment of all sums due hereunder or until such amounts are otherwise no longer payable as provided in Section 3.3 herein, at the following rates:
     (i) From the date hereof until and including March 31, 2010, at a rate equal to 8% per annum; and
     (ii) From and after April 1, 2010, at a rate equal to the lesser of 20% per annum and the highest rate of interest permissible under applicable law (after taking into account any notifications or filings made under applicable law).
     2.2 Interest Payment Dates. Interest shall be payable in cash quarterly in arrears on the last Business Day of each of December, March, June and September, commencing on March 31, 2008; provided, however, that upon the third occurrence of an Interest Payment Default, a Scheduled Payment Default, or any combination thereof on different days and not simultaneously (the simultaneous occurrence of an Interest Payment Default and a Scheduled Payment Default on the same day constituting one such occurrence), interest shall continue to accrue hereunder, but no further quarterly payments of interest shall be required pursuant to this Section 2.2.

     2.3 Maximum Rate. Notwithstanding any provisions of this Note, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law.
3. PAYMENT PROVISIONS. The Company covenants that so long as this Note is outstanding:
     3.1 Scheduled Payments. Commencing on April 30, 2010 and on the last Business Day of each month thereafter until the Maturity Date, the Company shall make a payment of $500,000 of the principal amount of this Note, together with all accrued and unpaid interest on the principal amount so paid; provided, however, that upon the third occurrence of an Interest Payment Default, a Scheduled Payment Default or any combination thereof on different days and not simultaneously (the simultaneous occurrence of an Interest Payment Default and a Scheduled Payment Default on the same day constituting one such occurrence), no further scheduled payments shall be required pursuant to this Section 3.1.
     3.2 Mandatory Prepayment. On the Liquidity Date, the Company will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest thereon and any other amounts owed to the Noteholder under this Note.
     3.3 Liquidity Event Failure; Termination of Collaboration Agreement. If no Liquidity Event shall have occurred on or before the Maturity Date (a “Liquidity Event Failure”) or if the Collaboration Agreement shall have been terminated because there shall have occurred three Interest Payment Defaults, Scheduled Payment Defaults, or any combination thereof, on different days and not simultaneously (the simultaneous occurrence of an Interest Payment Default and a Scheduled Payment Default on the same day constituting one such occurrence), this Note shall immediately and without further action be cancelled, and the Company shall have no obligation to pay any principal amount of this Note then outstanding or any accrued and unpaid interest thereon.
     3.4 Voluntary Prepayments. The Company may at any time and from time to time prepay all or part of the principal amount of this Note then outstanding without penalty or premium.
     3.5 Notice of Prepayments. Notice of each voluntary prepayment of this Note pursuant to Section 3.4 hereof shall be given to the Noteholder in accordance with Section 6.2 hereof no later than one Business Day prior to the prepayment date, in each case by delivering to the Noteholder a notice of intention to prepay specifying the date of prepayment, the aggregate amount of this Note to be prepaid on such date, and the accrued interest applicable to such prepayment.
     3.6 Payment and Interest. Upon each voluntary prepayment of this Note, in whole or in part, the Company will pay to the Noteholder the amount of this Note to be prepaid, as set forth in the notice delivered pursuant to Section 3.5 hereof, together with unpaid interest in respect thereof accrued to and including the prepayment date.

     3.7 Application of Payments. All cash payments made by the Company hereunder shall be applied: (a) first, to the payment of any costs and expenses for which the Company is responsible under Section 3.8 hereof; (b) second, to the payment in full of accrued unpaid interest; and (c) finally, to the reduction of the unpaid principal balance hereof. Voluntary prepayments will be applied to the remaining scheduled payments under Section 3.1 hereof in inverse order of maturity.
     3.8 Noteholder Expenses. The Company shall pay to the Noteholder all costs and expenses (including reasonable counsel fees) incurred by the Noteholder in connection with any proceedings or enforcement action instituted by or on behalf of the Noteholder to collect any sums due and owing by the Company under this Note.
     3.9 Notice of Events Constituting or That May Constitute a Liquidity Event. No later than three Business Days after the occurrence thereof, the Company shall provide the Noteholder with notice in accordance with Section 6.2 hereof of the occurrence of a transaction qualifying as a Liquidity Event or the occurrence of any transaction described in the definition of “Liquidity Event.”
4. DEFAULTS.
     4.1 Interest Payment Default. An “Interest Payment Default” shall exist if the Company fails to make a payment when the same shall become due pursuant to Section 2.2 hereof and such failure continues for seven Business Days after the Noteholder has provided the Company with notice, in accordance with Section 6.2 hereof, of such failure. In the event of an Interest Payment Default the remedies of the Noteholder shall be as provided in the Collaboration Agreement.
     4.2 Scheduled Payment Default. A “Scheduled Payment Default” shall exist if the Company fails to make a payment when the same shall become due pursuant to Section 3.1 hereof and such failure continues for seven Business Days after the Noteholder has provided the Company with notice, in accordance with Section 6.2 hereof, of such failure. In the event of a Scheduled Payment Default the remedies of the Noteholder shall be as provided in the Collaboration Agreement.
     4.3 Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
          4.3.1 The Company shall fail to make any payment pursuant to Section 3.2 hereof when the same shall become due and (a) in the event that the Company has provided the Noteholder with notice of such Liquidity Event in accordance with Section 3.9 hereof, such failure continues for seven Business Days after the Noteholder has provided the Company with notice, in accordance with Section 6.2 hereof, of such failure and (b) in the event that the Company has not provided the Noteholder notice of such Liquidity Event in accordance with Section 3.9 hereof, and such failure continues for seven Business Days.

          4.3.2 The Company shall: (i) commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) have commenced against it an involuntary case under said Bankruptcy Code and the petition is not dismissed within 60 days of the commencement of the case; (iii) have appointed for it a custodian (as defined in the Bankruptcy Code) to take charge of all or substantially all of its property; (iv) have filed against it any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect, which such proceeding remains undismissed for a period of 60 days, or shall suffer the appointment of any receiver or custodian or the like for it or a substantial part of its property which continues undischarged or unstayed for a period of 60 days; (v) make a general assignment for the benefit of its creditors; or (vi) take any corporate action for the purpose of effecting any case referred to in the foregoing clauses (i) or (v); or
          4.3.3 The Company shall create or incur or permit to exist any consensual lien or other security interest of any kind upon any Collaboration Agreement Rights in favor of (a) any of the Persons set forth on Schedule A and their Affiliates or (b) any stockholder of the Company including any of such stockholder’s Affiliates, other than where such lien or other security interest is created in conjunction with (i) a joint collaboration or development agreement to which the Company and such stockholder or its Affiliates is a party, and that relates to the Company’s development of the Product and pursuant to which such stockholder or its Affiliates is required to make a substantial investment in the Company or the Product, or (ii) a credit or other lending agreement between the Company and such stockholder or its Affiliates, provided, that such stockholder’s or such Affiliates’ principal business is lending.
     For the avoidance of doubt, an Interest Payment Default, a Scheduled Payment Default and a Liquidity Event Failure shall not constitute an Event of Default.
     4.4 Acceleration. Upon the occurrence and during the continuance of any Event of Default, and in addition to the rights provided to the Noteholder in the Collaboration Agreement, the Noteholder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, and/or may by notice to the Company declare all or any part of the unpaid principal amount of this Note then outstanding to be forthwith due and payable (each, an “Acceleration”) and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note, shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect.
     4.5 Annulment of Defaults. None of an Event of Default, an Interest Payment Default or a Scheduled Payment Default shall be deemed to be in existence for any purpose of this Agreement if the Noteholder shall have waived such event in writing or stated in writing that the same has been cured to the Noteholder’s reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 4.5 shall extend to or affect any subsequent or other Event of Default, Interest Payment Default or Scheduled Payment Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the rights of any holder of this Note upon the occurrence thereof.
5. DEFINED TERMS.
     5.1 Cross Reference Table. The following terms defined elsewhere in this Note in the Sections set forth below shall have the respective meanings therein defined

Term	Definition
“Acceleration”	Section 4.4
“Bankruptcy Code”	Section 4.3.2
“Collaboration Agreement”	Section 1
“Company”	Preamble
“Event of Default”	Section 4.3
“Interest Payment Default”	Section 4.1
“Liquidity Event Failure”	Section 3.3
“Note”	Section 1
“Noteholder”	Preamble
“Scheduled Payment Default”	Section 4.2
     5.2 Other Defined Terms. As used in this Note, the following terms will have the following meanings:
          “Business Day” shall mean each day of the week excluding Saturday, Sunday, U.S. federal holidays and U.S. bank holidays.
          “Collaboration Agreement Rights” means any of the Company’s rights under the Collaboration Agreement, including rights to any Product (as defined in the Collaboration Agreement) or to any CDS Technology (as defined in the Collaboration Agreement), as well as any revenues or royalties related to any Product (as defined in the Collaboration Agreement) or to any CDS Technology (as defined in the Collaboration Agreement), whether now owned or hereafter acquired.
          “Liquidity Date” means the date three Business Days following the date on which a Liquidity Event shall have occurred, provided such date shall be on or before the Maturity Date.
          “Liquidity Event” means the consummation of (i) any of the following events for which the proceeds are not less than $75,000,000 or (ii) any of the following events, related or unrelated, which when combined with any one or more of the following events that have been consummated have proceeds from all such events that aggregate not less than $75,000,000:
          (a) a public offering of the common stock of the Company, any of its Subsidiaries or any of their respective successors, registered under the Securities Act of 1933, as amended, by any of the Company, any of its Subsidiaries or any of their respective successors and/or any of their respective security holders (for which event proceeds shall mean the aggregate gross proceeds to the Company, any of its Subsidiaries, and/or any of their respective successors and/or security holders);
          (b) (i) any event or series of events, whether related or unrelated, prior to the Company’s initial public offering, as a result of which the Persons set forth on Schedule A hereto, who are the beneficial owners of the securities of the Company on the date hereof no longer (x) have the direct or indirect power to elect a majority of the board of directors of the Company or any of its successors, or (y) are beneficial owner(s) of at least fifty percent (50%) of the outstanding securities of the Company or any surviving entity or any of its successors and (ii) after the Company’s initial public offering, any event or series of related events as a result of which the beneficial owners of the securities of the Company immediately prior thereto (x) no longer have the direct or indirect power to elect a majority of the board of directors of the Company or any of its successors, or (y) no longer are beneficial owner(s) of at least fifty percent (50%) of the outstanding securities of the Company or any surviving entity or any of its successors, or (z) transfer securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company (other than in connection with the Company’s initial public offering or a distribution by a limited partnership to the limited partners in accordance with the terms of the partnership agreement) (for each of such event, proceeds shall mean the aggregate net proceeds to the Company and/or any of its successors and/or its security holders);
          (c) any event or transaction involving the Company, any of its Subsidiaries, and/or any of their respective successors (other than the issuance by the Company of shares of its Series C Preferred Stock pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or about the date hereof), involving the sale, issuance, conversion, exchange, exercise, transfer or other event with respect to the capital stock of the Company, any of its Subsidiaries, and/or any of their respective successors, or securities exercisable for, convertible into or otherwise representing the right to acquire such capital stock (including, without limitation, resulting from a merger, consolidation, exchange, tender offer, corporate combination, reorganization, restructuring, recapitalization, stock or other security issuance, securities conversion, exercise or similar transaction, but excluding, however, issuances of options to employees of the Company in the ordinary course of business) (for which event or transaction proceeds shall mean the gross proceeds to the Company, any of its Subsidiaries, and/or any of their respective successors other than events included pursuant to (1)(a) above, for which proceeds shall be as defined therein); or
          (d) any sublicense of rights under the Collaboration Agreement (for which sublicense proceeds shall mean the share of royalty and/or non-royalty consideration received by the Company, any of its Subsidiaries, and/or any of their respective successors or security holders, as applicable, after deduction of amounts paid by the Company to pSivida, Inc. and/or its successors and assigns and other amounts paid by the Company and permitted to be deducted pursuant to Section 6.6 of the Collaboration Agreement, in each case with respect to such sublicense); or

          (e) any sale, transfer or other disposition of all or substantially all of the assets of the Company (for each of such event, proceeds shall mean the aggregate net proceeds to the Company, its Subsidiaries and/or any of their respective successors and/or its security holders).
          For purposes of this definition, any noncash proceeds shall be valued at fair market value as determined by mutual agreement of the Company and the Noteholder acting in good faith. In the event that the Company and the Noteholder fail to reach such mutual agreement, the matter shall be resolved by arbitration in accordance with Section 12.7.2 of the Collaboration Agreement.
          “Maturity Date” means September 30, 2012.
          “Person” means any individual or corporation, partnership, association, limited liability company, joint venture, trust, governmental authority or other entity of any kind.
          “Product” shall have the meaning given such term in the Collaboration Agreement.
          “Subsidiary” means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own more than 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold more than 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.
6. MISCELLANEOUS.
     6.1 Assignment. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Noteholder and its successors and assigns. Neither the Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Company without the prior written consent of the Noteholder. The Noteholder shall have the right at any time to sell, assign or transfer, in whole or in part, this Note.
     6.2 Notices. Any notice or other communication to the Company or the Noteholder in connection with this Note must be in writing and must be delivered: (a) by hand (in which case it will be effective upon delivery), (b) by facsimile (in which case it will be effective upon receipt of confirmation of good transmission), or (c) by overnight delivery by a nationally recognized courier service (in which case it will be effective on the Business Day after being deposited with such courier service), and in each case, to the address (or facsimile number) listed below:
     If to the Company, to it at:
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Attn: Chief Executive Officer

Telephone: 678-990-5740
Fax: 678-990-5744
          With a copy to:
Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
610 Lincoln Street
Waltham, MA 02451
Attn: Jay Hachigian, Esq.
Telephone: 781-795-3550
Fax: 781-622-1622
     If to the Noteholder, to it at:
pSivida, Inc.
400 Pleasant Street
Watertown, MA 02472
Attn: Chief Financial Officer
Telephone: 617-926-5000
Fax: 617-926-5050
          With a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Mary Weber, Esq.
Telephone: 617-951-7000
Fax: 617-951-7050
     6.3 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY (BY ITS EXECUTION HEREOF) AND THE NOTEHOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.
     6.4 Governing Law. This Note shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by, construed under, and enforced in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts.

     The undersigned has caused this Note to be executed under seal by a duly authorized officer as of the date first written above.

ALIMERA SCIENCES, INC.
By
Name:
Title: